                                                                    EXHIBIT 10.1



                                  CREDIT AGREEMENT



                             Dated as of March 12, 2003

                                       among

                               MINERAL HOLDINGS INC.,

                                WORLD MINERALS INC.,

                        THE DESIGNATED SUBSIDIARY BORROWERS

                              THE BANKS NAMED HEREIN,

                                        and

                          UNION BANK OF CALIFORNIA, N.A.,

                  as Sole Lead Arranger, Administrative Agent and

                                  Collateral Agent

                                 TABLE OF CONTENTS

                                                                                                                               Page
                                                                                                                               ----

Article I DEFINITIONS.........................................................................................................   1

  1.1      Defined Terms......................................................................................................   1

  1.2      Terms Generally....................................................................................................  18

  1.3      Accounting Terms, GAAP.............................................................................................  19

Article II THE LOANS..........................................................................................................  19

  2.1      Making of Loans....................................................................................................  19

  2.2      Repayment of Loans, Evidence of Debt...............................................................................  21

  2.3      Notice of Loans....................................................................................................  21

  2.4      Interest...........................................................................................................  22

  2.5      Alternative Rate of Interest.......................................................................................  23

  2.6      Interest on Overdue Amounts........................................................................................  23

  2.7      Reduction of Commitment............................................................................................  24

  2.8      Redeployment Cost..................................................................................................  25

  2.9      Conversion and Continuation of Borrowings..........................................................................  25

 2.10      Increased Costs....................................................................................................  26

 2.11      Change in Legality.................................................................................................  28

 2.12      Pro Rata Treatment.................................................................................................  28

 2.13      Sharing of Setoffs.................................................................................................  29

 2.14      Payments...........................................................................................................  29

 2.15      Taxes..............................................................................................................  30

 2.16      Commitment Fees....................................................................................................  32

 2.17      Removal of Banks...................................................................................................  32

 2.18      US Borrower as Agent for Other Borrowers...........................................................................  33

Article III LETTERS OF CREDIT.................................................................................................  33

  3.1      Issuance of Letters of Credit......................................................................................  33

  3.2      Notice.............................................................................................................  34

  3.3      Reimbursement; Repayment with Loans................................................................................  35

  3.4      Increased Costs....................................................................................................  37

  3.5      Letter of Credit Fees..............................................................................................  39

Article IV REPRESENTATIONS AND WARRANTIES.....................................................................................  39

  4.1      Organization.......................................................................................................  39

  4.2      Corporate Power and Authority; No Required Consents or Approvals...................................................  39

  4.3      Enforceability.....................................................................................................  40

  4.4      Financial Statements; No Undisclosed Liabilities...................................................................  40

  4.5      No Material Adverse Change.........................................................................................  41

  4.6      Litigation.........................................................................................................  41

  4.7      Compliance with Laws...............................................................................................  41

  4.8      Employee Benefit Plans.............................................................................................  41

  4.9      Taxes..............................................................................................................  42

 4.10      Title to Properties................................................................................................  42

 4.11      Business...........................................................................................................  42

 4.12      Agreements.........................................................................................................  43

 4.13      No Material Misstatements..........................................................................................  43

 4.14      Related Party Transactions.........................................................................................  43

 4.15      Labor Matters and Acts of God......................................................................................  43

 4.16      Outstanding Debt...................................................................................................  43

 4.17      Federal Reserve Regulations........................................................................................  43

 4.18      Investment Company Act and Public Utility Holding Company Act......................................................  44

 4.19      Security Interests.................................................................................................  44

 4.20      Capital Stock; Subsidiaries........................................................................................  44

 4.21      Environmental Matters..............................................................................................  45

 4.22      Insolvency.........................................................................................................  46

Article V CONDITIONS TO LENDING...............................................................................................  46

  5.1      Loans on the Closing Date..........................................................................................  46

  5.2      Loans Made After Closing Date......................................................................................  48

  5.3      Letters of Credit Issued After the Closing Date....................................................................  48

  5.4      Conditions of the Initial Loan to a Designated Subsidiary Borrower.................................................  49

  5.5      Certain Deliveries After Closing Date..............................................................................  50

Article VI AFFIRMATIVE COVENANTS..............................................................................................  50

  6.1      Corporate Existence................................................................................................  50

  6.2      Obligations and Taxes..............................................................................................  51

  6.3      Performance Under Agreements.......................................................................................  51

  6.4      Access to Properties and Inspections...............................................................................  51

  6.5      Defense of Claims..................................................................................................  52

  6.6      Notices of Litigation or Claims....................................................................................  52

  6.7      Notice of Certain Actions..........................................................................................  52

  6.8      Compliance.........................................................................................................  53

  6.9      Further Assurances.................................................................................................  53

 6.10      Business and Properties............................................................................................  53

 6.11      Financial Statements and Reports...................................................................................  54

 6.12      Insurance..........................................................................................................  55

 6.13      Mining Plan........................................................................................................  55

 6.14      ERISA..............................................................................................................  56

 6.15      Proceeds...........................................................................................................  56

 6.16      Additional Subsidiaries............................................................................................  56

 6.17      Bank Accounts......................................................................................................  57

Article VII NEGATIVE COVENANTS................................................................................................  57

  7.1      Indebtedness.......................................................................................................  57

  7.2      Negative Pledge....................................................................................................  58

  7.3      Restricted Payments................................................................................................  59

  7.4      Investments........................................................................................................  60

  7.5      Nature of Business.................................................................................................  61

  7.6      Asset Sales........................................................................................................  61

  7.7      Acquisitions.......................................................................................................  62

  7.8      Transactions With Affiliates.......................................................................................  63

  7.9      Sale and Leaseback Transactions....................................................................................  64

 7.10      Merger or Consolidation............................................................................................  64

 7.11      Interest Coverage..................................................................................................  64

 7.12      Debt to Worth......................................................................................................  64

 7.13      Net Worth..........................................................................................................  65

 7.14      Fiscal Year........................................................................................................  65

 7.15      Restrictive Agreements.............................................................................................  65

Article VIII EVENTS OF DEFAULT................................................................................................  65

  8.1      Defaults...........................................................................................................  65

Article IX THE ADMINISTRATIVE AGENT...........................................................................................  69

Article X HOLDINGS GUARANTY; US BORROWER GUARANTY.............................................................................  72

 10.1      Guaranty by Holdings and the US Borrower...........................................................................  72

 10.2      Guarantors' Waivers................................................................................................  73

 10.3      Bankruptcy.........................................................................................................  75

 10.4      Payment............................................................................................................  76

Article XI MISCELLANEOUS......................................................................................................  76

 11.1      Notices............................................................................................................  76

 11.2      Survival of Agreement..............................................................................................  77

 11.3      Successors and Assigns; Syndications; Loan Sales; Participations...................................................  78

 11.4      Expenses of the Lender Parties.....................................................................................  81

 11.5      Indemnification....................................................................................................  82

 11.6      Governing Law......................................................................................................  83

 11.7      Waiver of Jury Trial...............................................................................................  84

 11.8      Waivers; Amendments................................................................................................  84

 11.9      Severability.......................................................................................................  85

11.10      Counterparts.......................................................................................................  85

11.11      Headings...........................................................................................................  86

11.12      Obligations of Lender Parties Several..............................................................................  86

11.13      Entire Agreement...................................................................................................  86

11.14      Confidentiality....................................................................................................  86

11.15      Interest Rate Limitation...........................................................................................  87

11.16      Conversion of Currencies...........................................................................................  87



EXHIBITS

EXHIBIT A.    -    Form of Alleghany Subordination Agreement
EXHIBIT B.    -    Form of Assignment and Acceptance
EXHIBIT C.    -    Form of US Borrower Pledge Agreement
EXHIBIT D.    -    Form of Holdings Pledge Agreement
EXHIBIT E.    -    Form of Subsidiary Guaranty Agreement
EXHIBIT F.    -    Form of Subsidiary Pledge Agreement
EXHIBIT G.    -    Form of Notice of Borrowing
EXHIBIT H.    -    Form of Designated Subsidiary Joinder Agreement

ANNEXES

ANNEX I          -    The Banks
ANNEX II         -    Financing Documents
ANNEX III             Funding Offices and Times; Payment Offices and Times

SCHEDULES

Schedule 1.1     -    Designated Subsidiary Borrowers
Schedule 4.4(a)  -    Financial Statements
Schedule 4.4(b)  -    Certain Obligations
Schedule 4.6     -    Litigation
Schedule 4.8     -    Employee Benefit Plans
Schedule 4.10    -    Intellectual Property
Schedule 4.11    -    Business
Schedule 4.20    -    Owners of Capital Stock
Schedule 5.1          Foreign Subsidiaries to be Subject to Foreign Pledges
                      at Closing
Schedule 7.2     -    Liens
Schedule 7.15    -    Restrictive Agreements

     CREDIT AGREEMENT dated as of March 12, 2003, among (1) MINERAL HOLDINGS INC., a Delaware corporation ("Holdings"), (2) WORLD MINERALS INC., a Delaware corporation (the "US Borrower"), (3) each DESIGNATED SUBSIDIARY BORROWER (as hereinafter defined) from time to time party hereto (together with the US Borrower, the "Borrowers"), (4) the BANKS (as hereinafter defined) and (5) UNION BANK OF CALIFORNIA, N.A. ("UBOC"), as Administrative Agent and Collateral Agent for the Banks and as Issuing Bank.


                                    PREAMBLE

     The Borrowers, Holdings, the Banks, and UBOC wish to enter into a credit facility in order to, among other things, provide for a senior secured revolving loan facility in a principal amount of $100,000,000 (the "Facility") of which up to $20,000,000 will be available for the issuance of letters of credit on behalf of the Borrower and its Subsidiaries (the "Letter of Credit Facility") and up to $50,000,000 will be available for borrowings in Foreign Currency (as hereinafter defined). On the Closing Date (as hereinafter defined) under this Agreement, the US Borrower will use a portion of the funds available under the Facility to repay all of the loans outstanding under the Existing Facility (as hereinafter defined). Thereafter, availability under the Facility may be utilized by the Borrowers for letters of credit, acquisitions, working capital, general corporate purposes (including payments permitted pursuant to Section 7.3), in each case subject to the terms and conditions set forth herein.

     The obligations of the Loan Parties (as defined below) under this Agreement and the other Loan Documents are not guaranteed by Alleghany (as defined below) and no commitments are made by Alleghany with respect thereto.

     IN WITNESS WHEREOF, the parties to this Agreement, intending to be bound hereby, hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

1.1  DEFINED TERMS.

     As used in this Agreement. the following terms shall have the following respective meanings:

     "ABR Loan" shall mean a Loan made in accordance with the provisions of
Article II bearing interest at a rate based on the Alternate Base Rate.

     "ABR Margin" shall have the meaning given to such term in Section 2.4(c).

     "Administrative Agent" shall mean UBOC, as administrative agent for the Banks hereunder, and any successor appointed in accordance with Article IX hereof.

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" shall mean, with respect to any Person, another Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

     "Alleghany" shall mean Alleghany Corporation, a Delaware corporation and as of the date hereof, holder of a majority of the outstanding capital stock of Holdings.

     "Alleghany Subordination Agreement" shall mean a subordination agreement dated as of the date hereof between Alleghany and the Collateral Agent in the form of Exhibit A attached hereto.

     "Alternate Base Rate" shall mean, with respect to any ABR Loan made by a Bank, for any day, a variable rate per annum equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (b) the fluctuating rate of interest announced from time to time by the Administrative Agent in its office in Los Angeles, California as its "reference rate" in effect on such day (it being understood that such reference rate is not intended to represent the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). If for any reason any Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (a) of this definition until the circumstances giving rise to such inability no longer exist. For purposes of this Agreement, any change in the Alternate Base Rate shall be effective on the date such change is announced.

     "Applicable Law" shall mean all provisions of laws, statutes, ordinances, rules, regulations or orders of any Governmental Authority applicable to the Person in question, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties may be bound.

     "Approved Offshore Currency Rate" shall mean, for any Loan to be made in a Foreign Currency for any Interest Period therefor, the interest rate per annum determined by the Administrative Agent at approximately 9:00 a.m., London time, on the date which is two Business Days before the first day of such Interest Period, to be the offered quotation that appears on the Reuter's LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to such deposits in the London interbank market) for deposits in the applicable Foreign Currency in the London interbank market for a length of time approximately equal to the Interest Period for such Loan made by the Administrative Agent. If at least two such offered quotations appear on the Reuter's LIBOR01 page, the Approved Offshore Currency Rate shall be the arithmetic average of such offered quotations, as determined by the Administrative Agent. If the Reuter's

Credit Agreement Final

LIBORO1 page is not available at such time for any reason, the Approved Offshore Currency Rate shall be the rate per annum that the Administrative Agent determines to be the arithmetic average of the per annum rates of interest at which deposits in the applicable Foreign Currency in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, such Loan made by the Administrative Agent are offered to the Administrative Agent in immediately available funds in the London interbank market for such Foreign Currency at 11:00 a.m., London time, on the date which is two Business Days prior to the first day of an Interest Period.

     "Asset Sale" shall mean any sale, transfer, lease or other disposition of all or any part of the assets, properties or rights of Holdings, any Borrower or any other Subsidiary, other than (i) a sale, transfer, lease or other disposition solely between the Subsidiaries in accordance with Section 7.8(b),
(ii) sales of inventory in the ordinary course of business, (iii) sales or trade-ins of property, machinery or equipment which is being replaced in the ordinary course of business or otherwise within one year of sale or trade-in,
(iv) the issuance or sale by Holdings to the US Borrower of shares of common stock of Holdings to the extent required in order for the US Borrower to be able to deliver shares of common stock of Holdings upon exercise of options granted under the 2001 Stock Option Plan, (v) the issuance or sale by the US Borrower of shares of common stock of Holdings upon exercise of options granted under the 2001 Stock Option Plan and (vi) subleases of real property leased by Holdings and its Subsidiaries.

     "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Bank and an assignee in the form of Exhibit B attached hereto.

     "Bank" and "Banks" shall mean the financial institutions named in Annex I which have executed and delivered a counterpart of this Agreement, and any assignee of a Bank pursuant to Section 11.3(b). Unless the context otherwise requires, "Bank" and "Banks" shall include the Issuing Bank.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

     "Borrowers" shall have the meaning given to such term in the introduction to this Agreement, and "Borrower" shall mean any of such Borrowers.

     "Borrower Pledge Agreement" shall mean the Pledge Agreement dated as of the date hereof and delivered by the US Borrower to the Collateral Agent for the ratable benefit of the Lender Parties, in the form of Exhibit C.

     "Business" shall have the meaning given to such term in Section 4.11 hereof.

     "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday in the State of California) on which banks are open for business in California except that, if any determination of a "Business Day" shall relate to a Eurodollar Loan, the term "Business Day" shall, in addition, exclude any day on which banks are not open for dealings in dollar deposits or, if applicable, for dealings in foreign currency and exchange, in the London interbank market.

Credit Agreement Final

     "Capital Expenditure" shall mean, with respect to any Person in any period, the sum of all amounts that would, in accordance with GAAP, be included as capital expenditures on a consolidated statement of cash flows of such Person during such period; provided, however, that for the purpose of determining compliance with Section 7.11, "Capital Expenditure" shall not include capital expenditures made to improve or develop property (as opposed to capital expenditures for maintenance or similar ordinary course of business improvements) acquired in an Acquisition permitted under Section 7.7 if, prior to the closing of such Acquisition, (i) the US Borrower notifies the Administrative Agent in writing that it has elected to treat certain capital expenditures (the "Acquisition CapEx") relating to such Acquisition as part of the original acquisition or investment cost, (ii) the US Borrower provides the Administrative Agent with a reasonably detailed description of the Acquisition CapEx, (iii) if all Acquisition CapEx is included in the "aggregate consideration" for such Acquisition, the Acquisition is permitted under Section
7.7 and (iv) the US Borrower represents to the Administrative Agent, on behalf of the Banks, that such Acquisition CapEx will be utilized to refurbish, develop or make similar major improvements on such property, rather than to maintain or make minor improvements in the ordinary course of business.

     "Capital Lease Obligations" shall mean, with respect to any Person in any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "Cash Collateral Account" shall have the meaning given such term in Section 3.3(c) hereof.

     "Cash Flow Ratio" shall have the meaning given such term in Section 2.4(c).

     "Celite" shall mean Celite Corporation, a Delaware corporation and a wholly-owned subsidiary of the US Borrower.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended from time to time.

     "Charges" shall have the meaning given such term in Section 11.15.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall mean March 12, 2003, or such other date as the Administrative Agent, the Banks and the US Borrower shall agree.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder, as now and hereafter in effect, or any successor provision thereto.

     "Collateral" shall mean all of the "Collateral" as defined in each of the Financing Documents.

Credit Agreement Final

     "Collateral Agent" shall mean UBOC, as Collateral Agent for the Lender Parties under the Financing Documents, and any successor appointed in accordance with Article IX hereof.

     "Commitment" shall mean, at any time, $100,000,000 less any reductions thereto made in accordance with Section 2.7.

     "Commitment Fee" shall have the meaning given such term in Section 2.16 hereof.

     "Control" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Core Products" shall have the meaning given such term in Section 7.4.

     "Currency" shall mean, as applicable, Dollars or a Foreign Currency.

     "Default" shall mean any event which, with (i) the giving of any notice expressly provided for in Article VIII and/or (ii) the passage of any waiting period or cure period expressly provided for therein, would constitute an Event of Default.

     "Designated Subsidiary Borrower" shall mean (i) each Domestic Subsidiary of the US Borrower, (ii) each Foreign Subsidiary of the US Borrower listed on
Schedule 1.1 on the Closing Date and (iii) each other Foreign Subsidiary of the US Borrower that may be approved as such by the Administrative Agent, in each case referred to in clauses (i) - (iii) so long as the conditions set forth in
Section 5.4 have been satisfied with respect to such Subsidiary.

     "Designated Subsidiary Joinder Agreement" shall mean an agreement delivered by a Subsidiary to the Administrative Agent as contemplated by Section 5.4, substantially in the form of Exhibit H, with such modifications and additions as shall be appropriate under Applicable Law and shall be reasonably requested or agreed to by the Administrative Agent.

     "Dollar Equivalent Amount" shall mean, with respect to (a) the amount of any Foreign Currency on any date, the equivalent amount in Dollars of such amount of Foreign Currency, as determined by the Administrative Agent using the Exchange Rate and (b) any amount in Dollars, such amount. For the purposes of this Agreement, unless otherwise expressly stated herein, the Dollar Equivalent principal amount of any Loan shall be determined on the date on which the request therefor is received by the Administrative Agent.

     "Dollars" and "$" shall mean lawful money of the United States of America.

           "Domestic Subsidiaries" shall mean, collectively, those Subsidiaries organized and existing under the laws of the United States or any state of the United States but excluding any branches of such Subsidiaries registered or operating in jurisdictions located outside the United States.

           "Drawing" shall mean any payment or disbursement made by the Issuing Bank under a Letter of Credit honoring a demand for payment by a beneficiary of such Letter of Credit.

Credit Agreement Final

     "EBITDA" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, for each four consecutive quarter period, without duplication, (a) Net Income for such four consecutive quarter period, plus (b) interest expense deducted in determining such Net Income, plus (c) depreciation expense deducted in determining such Net Income, plus (d) amortization expense deducted in determining such Net Income, plus (e) other non-cash items of expense deducted in determining such Net Income, plus (f) provision for federal, state, local and foreign taxes to the extent deducted in determining such Net Income, less (g) to the extent included in determining such Net Income, income during such period attributable to non-operating gains (including Asset Sales), including extraordinary or unusual gains, gains from discontinuance of operations and other non recurring gains, plus (h) to the extent deducted in determining such Net Income, losses during such period attributable to any similar non operating losses, in each case computed in accordance with GAAP.

     "Eligible Assignee" means (A) (i) a commercial bank, finance company, trust company or fund organized under the laws of the United States or any state thereof and engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (ii) a savings bank or savings and loan organized under the laws of the United States or any state thereof; and (iii) a commercial bank, finance company, trust company or fund engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and organized under the laws of any other country or a political subdivision thereof, provided that such entity is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (B) any Bank and any Affiliate of any Bank; provided that no Affiliate of any Borrower shall be an Eligible Assignee; and provided further that such Eligible Assignee (x) if a commercial bank, savings bank or savings and loan must have at the time of determination unimpaired capital and surplus of not less than $200,000,000 and (y) if a fund, must have at least $200,000,000 in assets under management.

     "EMU Legislation" shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

     "Environmental Claim" means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of Holdings, any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract. agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, common law or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

Credit Agreement Final

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as such Act may from time to time be amended, and final regulations promulgated thereunder.

     "ERISA Affiliate" shall mean any Person (including each trade or business (whether or not incorporated)) which together with Holdings or any of its Subsidiaries would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b) of the Code, under "common control" within the meaning of Section 414(c) of the Code or a member of the same "affiliated service group" within the meaning of Section 414(m) of the Code and the regulations, if any, promulgated under Section 414(o) of the Code.

     "Euro" shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

     "Eurodollar Adjusted Rate" shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the Approved Offshore Currency Rate or LIBOR, as applicable, in effect for such Interest Period and (b) Statutory Reserves.

     "Eurodollar Loan" shall mean a Loan denominated in a Foreign Currency, and any other Loan bearing interest at a rate based on LIBOR in accordance with the provisions of Article II.

     "Eurodollar Margin" shall have the meaning given to such term in Section 2.4(c).

     "Event of Default" shall mean any of the events set forth in Article VIII hereof.

     "Exchange Rate" shall mean, with respect to any Foreign Currency on any date, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth on such date on the Reuters currency page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time) for exchanges of such Foreign Currency into Dollars. In the event that such rate does not appear on any Reuters currency page, the Exchange Rate shall instead be the Administrative Agent's spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

     "Excluded Subsidiary" shall have the meaning given such term in clause (v) of the proviso to Section 7.7 hereof.

     "Existing Facility" shall mean the credit facility provided pursuant to the Credit Agreement dated as of March 17, 1999, as amended, among the US Borrower, Holdings, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, and the other banks named therein.

Credit Agreement Final

     "Expropriatory Action" shall mean any action or series of actions that is taken, authorized, ratified or condoned by the United States of America or any Governmental Authority or other Person in any country in which a Subsidiary operates, owns or maintains a place of business, or any agency or instrumentality thereof, for the appropriation, confiscation, expropriation or nationalization (by intervention, condemnation or other form of taking), whether with or without compensation and whether under color of law or otherwise, of any ownership interest in the stock of any Subsidiary or ownership interest of any Subsidiary in any asset or property or access thereto.

     "Facility" shall have the meaning given to such term in the Preamble to this Agreement.

     "Fair Value" of an asset shall mean the consideration obtainable in a sale of such asset in an arm's length transaction with a Person who is not an Affiliate of the seller.

     "Federal Funds Effective Rate" shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

     "Fees" shall mean any and all fees and compensation payable to any Lender Party hereunder or under any other Loan Document.

     "Final Maturity Date" shall mean May 31, 2007.

     "Financial Officer" shall mean, (i) with respect to the US Borrower, its chief financial officer or corporate controller and treasurer, (ii) with respect to Holdings, a Financial Officer of the US Borrower designated by Holdings in a writing delivered to the Administrative Agent and (iii) with respect to each Borrower other than the US Borrower and with respect to any Subsidiary whose stock is pledged to the Collateral Agent, the chief financial officer or corporate controller and treasurer of the US Borrower acting on such Borrower's or Subsidiary's behalf.

     "Financing Documents" shall mean each of the documents identified on Annex II and the documents and instruments entered into to perfect the security interest in the capital stock or other ownership interests of a Foreign Subsidiary granted to the Collateral Agent for the benefit of the Lender Parties under the Subsidiary Pledge Agreement or the Borrower Pledge Agreement.

     "Fiscal Year" shall mean, with respect to Holdings and its Subsidiaries, each period from January 1 to December 31 of each year.

     "Foreign Borrower" shall mean a Designated Subsidiary Borrower that is a Foreign Subsidiary (excluding for such purposes the parenthetical phrase in the definition of Foreign Subsidiaries).

Credit Agreement Final

     "Foreign Currency" means Euros and Sterling.

     "Foreign Currency Exposure" means, at any date, the aggregate Dollar Equivalent Amount of the outstanding principal amount of all Loans which are denominated in a Foreign Currency.

     "Foreign Currency Sublimit" shall mean, at any time, $50,000,000 less any reductions thereto made in accordance with Section 2.7.

     "Foreign Subsidiaries" shall mean, collectively, those Subsidiaries which are organized or existing under the laws of a jurisdiction located outside of the United States (and any branches of Domestic Subsidiaries which are registered or operating in jurisdictions located outside of the United States).

     "Funding Office" shall mean, for the borrowing of each type of Loan and each Currency, the office at which each Bank shall make its Pro Rata Share of such borrowing available to the Administrative Agent in the applicable Currency, as set forth in Annex III to this Agreement, as such office may be changed by the Administrative Agent from time to time pursuant to notice given in accordance with Section 11.1 hereof.

     "Funding Time" shall mean, for the borrowing of each type of Loan and each Currency, the time by which each Bank shall make its Pro Rata Share of such borrowing available to the Administrative Agent in the applicable Currency, as set forth in Annex III to this Agreement.

     "GAAP" shall mean generally accepted accounting principles in the United States in effect from time to time.

     "Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantors" shall mean, collectively, each Parent Guarantor and each of the Subsidiary Guarantors.

     "Guaranty" shall mean any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to purchase or otherwise pay for merchandise, materials, supplies, services or other property which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (d) to maintain the working capital, equity capital or other financial statement condition or results of

Credit Agreement Final
the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation or (e) as an account party in respect of any letter of credit or letter of guaranty issued to support such indebtedness or obligation, provided that the term "Guaranty" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Harborlite" shall mean Harborlite Corporation, a Delaware corporation and wholly owned subsidiary of the US Borrower.

     "Hazardous Materials" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any hazardous substance under Section 101(14) of CERCLA.

     "Holdings" shall have the meaning given to such term in the introduction to this Agreement.

     "Holdings Guaranty" shall have the meaning given to such term in Section 10.1.

     "Holdings Pledge Agreement" shall mean the Pledge Agreement dated as of the date hereof, and delivered by Holdings to the Collateral Agent for the ratable benefit of the Lender Parties, in the form of Exhibit D.

     "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including any acknowledgments evidencing payment-in-kind loan transactions), (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables in the ordinary course of business), (d) reimbursement obligations with respect to letters of credit and similar instruments, (e) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (other than trade payables in the ordinary course of business which are not outstanding for more than 90 days),
(f) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (g) all obligations of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) obligations under forward sales, futures, options and other similar hedging arrangements, including interest rate hedges and foreign currency hedges, (i) obligations to purchase or otherwise pay for merchandise, materials, supplies, services or other property which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (j) any Guaranty by such Person of an obligation of others and (k) all Capital

Credit Agreement Final

Lease Obligations of such Person. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     "Indemnified Person" shall have the meaning given to such term in Section 11.5(a).

     "Information" shall have the meaning given to such term in Section 11.14(a)(iv).

     "Insolvency" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in
Section 4245 of ERISA.

     "Intellectual Property" shall have the meaning given to such term in
Section 4.10(b) hereof.

     "Interest Expense" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, for any period, all cash interest expense of such Persons for all Indebtedness outstanding during such period computed in accordance with GAAP.

     "Interest Payment Date" shall mean (a) the last day of an Interest Period,
(b) in the case of any Eurodollar Loan having an Interest Period of six months,
(i) the day which is three months after the first day of such Interest Period and (ii) the last day of such Interest Period and (c) the date of any refinancing or conversion of such Loan with or into a Loan of a different type, the date of any prepayment of such Loan and the Final Maturity Date; provided, however, that any Interest Payment Date which is not a Business Day shall be extended to the immediately succeeding Business Day except with respect to a Eurodollar Loan as provided in the definition of Interest Period.

     "Interest Period" shall mean, (a) as to any Eurodollar Loan the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month one month, two months, three months or six months thereafter, as the applicable Borrower may elect and, thereafter, each period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan and ending on the numerically corresponding day in the calendar month one month, two months, three months or six months thereafter, as the applicable Borrower may elect and (b) as to any ABR Loan, the period commencing on the date of such Loan and ending on the earliest of (i) the immediately succeeding March 31, June 30, September 30, or December 31 or (ii) the date of any conversion in accordance with Section 2.9 hereof (if after the date of such Loan); provided, however, that (A) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day, unless, in the case such Interest Period is applicable to a Eurodollar Loan, such next succeeding Business Day would fall in the immediately succeeding calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (B) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

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



     "Investments" shall have the meaning given such term in Section 7.4 hereof.

     "Issuing Bank" shall mean UBOC in its capacity as the issuer of a Letter of Credit hereunder.

     "LC Fee" shall have the meaning given to such term in Section 3.5.

     "Lender Parties" shall mean the Banks, the Administrative Agent and the Collateral Agent.

     "Lending Office" shall mean, with respect to any of the Banks, the branch or branches (or Affiliate or Affiliates) from which any such Bank's Eurodollar Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Bank's Eurodollar Loans or ABR Loans are made, as provided to the Administrative Agent from time to time in accordance with Section 11.1 hereof.

     "Letter of Credit" shall have the meaning given to such term in Section 3.1(a) hereof.

     "Letter of Credit Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn principal amount of all Letters of Credit outstanding at such time, (b) the aggregate principal amount of all Letters of Credit requested by the US Borrower prior to such time pursuant to Section 3.2 and not yet issued by the Issuing Bank and (c) the aggregate amount of all Reimbursement Obligations which have not at such time been converted to ABR Loans.

     "Letter of Credit Facility" shall have the meaning given to such term in the Preamble to this Agreement.

     "LIBOR" shall mean, with respect to any Eurodollar Loan denominated in Dollars for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then "LIBOR" with respect to such Eurodollar Loan for such Interest Period shall be the rate determined by the Administrative Agent to be the arithmetic average of the rates at which dollar deposits approximately equal in principal amount to such Eurodollar Loan made by the Administrative Agent and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind whatsoever in or on such asset (including the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, other than in connection with an operating lease),

Credit Agreement Final

(b) the interest of a vendor or a lessor under any conditional sale agreement. capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call, appreciation right or similar right of a third party with respect to such securities, other than purchase options held by persons granted options to purchase shares of common stock of Holdings under the 2001 Stock Option Plan.

     "Loan" shall mean any loan made by a Bank to a Borrower in accordance with
Section 2.3.

     "Loan Documents" shall mean this Agreement, the Financing Documents, the Alleghany Subordination Agreement, each Designated Subsidiary Joinder Agreement, and any other agreement, instrument or certificate delivered by a Loan Party in connection herewith, including any interest rate hedge or foreign currency hedge entered into by the Administrative Agent or any Bank in connection herewith.

     "Loan Parties" shall mean the Borrowers and the Guarantors.

     "Majority Banks" shall mean, at any time, Banks holding fifty-one percent (51%) or more of the aggregate principal amount of the Loans then outstanding, or if no Loans are then outstanding, Banks having Pro Rata Shares representing fifty-one percent (51%) or more of the Commitment.

     "Material Adverse Effect" shall mean (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its material obligations under any Loan Document to which it is a party or (c) any material impairment of the security interest of the Lender Parties in the Collateral.

     "Material Subsidiary" shall mean each Borrower, Celite, Harborlite and each other Subsidiary (whether existing as of the Closing Date or created in the future) having total assets or net worth equal to at least five percent (5%) of Holdings' total assets or net worth, as the case may be, on a consolidated basis.

     "Maximum Rate" shall have the meaning given such term in Section 11.15.

     "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Income" shall mean, for any Person for any period, the net income of such Person computed in accordance with GAAP.

     "Net Worth" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, at any point in time, the net book value of the assets of Holdings and its Subsidiaries, as shown on Holdings' consolidated balance sheet, less the sum of (i) the amount of any write-up effective after December 31, 2002 in the value of any asset above the cost or depreciated cost thereof to Holdings and/or the Subsidiaries and (ii) total liabilities as shown on such balance sheet, in each case computed in accordance with GAAP, provided, however, that

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



Net Worth shall be adjusted to exclude losses or gains arising solely as a result of currency translations.

     "Obligations" shall mean the due and punctual payment of principal of and interest on the Loans, the Fees and any Reimbursement Obligations hereunder and all other obligations of any Loan Party to any Lender Party under this Agreement (including, without limitation. all obligations under Section 2.10 and 3.4), the Letters of Credit and any other Loan Document.

     "Offering Memorandum" means the Confidential Offering Memorandum dated February 2003 relating to the US Borrower.

     "Organizational Documents" shall mean, with respect to any Person, each instrument or other document that (a) defines the existence of such Person, as filed or recorded with an applicable Governmental Authority or (b) governs the internal affairs of such Person, in each case as amended, supplemented or restated.

     "Other Taxes" shall have the meaning given to such term in Section 2.15(b).

     "Parent Contributions" shall mean cash received by Holdings from its stockholders as a contribution to capital and up to $15 million of any cash received by Holdings from its stockholders as subordinated debt, provided that any such subordinated debt is subject to the Alleghany Subordination Agreement.

     "Parent Guarantor" shall have the meaning set forth in Section 10.1.

     "Payment Office" shall mean, with respect to each type of Loan and each Currency, the office of the Administrative Agent as set forth in Annex III to this Agreement, as such office may be changed by the Administrative Agent from time to time pursuant to notice given in accordance with Section 11.1 hereof.

     "Payment Time" shall mean, with respect to each type of Loan and each Currency, the time by which payment must be received by the Administrative Agent, as set forth in Annex III to this Agreement. Any payment required hereunder that is not received by the applicable Payment Time shall be deemed received on the next succeeding Business Day.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permitted Acquisitions" shall have the meaning given such term in Section
7.7 hereof.

     "Permitted Indebtedness" shall mean Indebtedness permitted to be incurred under Section 7.1 hereof.

     "Permitted Investments" shall mean (i) direct obligations of the United States or of any agency thereof, or obligations guaranteed as to principal and interest by the United States government, (ii) bankers' acceptances and certificates of deposit issued by the Administrative Agent, any Bank or any other bank or trust company or, in the case of any subsidiary bank of a bank holding company, a bank holding company, having capital, surplus and undivided profits of at least $500,000,000, the short-term deposit rating of which is given an A1 or P1 rating by

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



Standard & Poor's Ratings Services or Moody's Investors Service, Inc., as applicable, (iii) obligations of the Administrative Agent, any Bank or any bank or trust company or bank holding company described in clause (ii) above, in respect of the repurchase of obligations of the type described in clause (i) hereof, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (i) and the possession of such obligations shall be transferred to, and segregated from other obligations owed by, the Administrative Agent, any Bank or any such Bank's trust company or bank holding company, (iv) commercial paper given a rating of A1 or P1 by Standard & Poor's Ratings Services or Moody's Investors Service, Inc., as applicable, maturing not more than 270 days from the date of acquisition, (v) shares of funds registered under the Investment Company Act of 1940, as amended, that have assets of at least $500,000,000 and invest substantially all their assets in obligations described in clauses (i) through (iv) above to the extent that such shares are rated by Moody's Investor Services, Inc. or Standard & Poor's Ratings Service in one of the two highest rating categories assigned by such agency for shares of such nature and (vi) investments made by the US Borrower in shares of common stock of Holdings to the extent required in order for the US Borrower to be able to deliver shares of common stock of Holdings upon exercise of options granted under the 2001 Stock Option Plan.

     "Permitted Liens" shall mean Liens permitted in accordance with Section 7.2 hereof.

     "Permitted Subsidiary Indebtedness" shall mean, at any time, an aggregate of $15.0 million of Indebtedness incurred by the Foreign Subsidiaries in the ordinary course of business, other than (i) Indebtedness of a Foreign Subsidiary to a Loan Party incurred in accordance with the provisions of this Agreement and
(ii) Indebtedness of a Foreign Borrower to the Banks incurred under this Agreement. Notwithstanding the foregoing, such amount may be increased to the extent necessary (but not in excess of an aggregate of $25.0 million) to permit a Foreign Subsidiary to enter into, and incur Indebtedness under, a credit facility (the "Local Facility") extended to such Foreign Subsidiary by a financial institution in the country in which such Subsidiary is formed or doing business; provided that (i) the applicable Foreign Subsidiary has delivered to the Administrative Agent, at least 30 days prior to its entering into the Local Facility, written notice indicating that such Subsidiary has determined that the taxes such country would impose on borrowings under the Local Facility will be less than Taxes that would be imposed by such country on Loans extended to such Subsidiary under this Agreement, which notice shall attach an opinion of counsel regarding the taxes payable on borrowing under the Local Facility issued by a firm of attorneys reasonably satisfactory to the Administrative Agent; provided, further that no Local Facility may be entered into if an Event of Default has occurred and is continuing.

     "Person" shall mean and include any natural person, company, partnership, limited liability company, joint venture, corporation, business trust, unincorporated organization or Governmental Authority.

     "Plan" shall mean any defined benefit pension plan which is subject to the provisions of Title IV of ERISA (or similar legislation in the jurisdiction in which a Subsidiary is organized) and which is maintained for or contributed to on behalf of employees of the Parent or any Subsidiary, as the case may be, or any ERISA Affiliate of Holdings or any Subsidiary.

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



     "Pro Rata Share" shall mean, with respect to any Bank at any time, the percentage set forth in Column B of Annex I attached hereto, as amended from time to time.

     "Rate Certificate" shall have the meaning given to such term in Section 2.4(c).

     "Register" shall have the meaning given such term in Section 11.3(d).

     "Regulation D" shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation L" shall mean Regulation L of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Reimbursement Obligation" shall mean, as to any Letter of Credit issued hereunder which has been the subject of a Drawing, the obligations of the US Borrower to reimburse the Issuing Bank or, if applicable, the Banks for the principal amount of such Drawing, plus accrued interest thereon, as provided in
Section 3.3(a) hereof.

     "Release" has the meaning set forth in Section 101(22) of CERCLA.

     "Reorganization" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     "Reportable Event" shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30 day notice to the PBGC has been waived under applicable regulations (including subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615).

     "Responsible Officer" of any Person shall mean any executive officer or the chief financial officer of such a Person.

     "Restricted Payment" shall have the meaning given to such term in Section
7.3 hereof.

     "Sale and Leaseback Transaction" shall mean any arrangement whereby a Person sells or transfers real or personal property, and thereafter rents or leases such property to be used for substantially the same purpose or purposes as the property was used prior to such sale or transfer.

     "Single Employer Plan" shall mean a Plan described in Section 4001(a)(15) of ERISA.

Credit Agreement Final

     "Solvent" shall mean, when used with respect to any Person, that:

         (a) the present fair salable value of such Person's assets is in excess of the total amount of the probable liability on such Person's debts;

         (b) such Person is able to pay its debts as they become due; and

         (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

     "Special Dividend" shall mean a dividend paid by Holdings to its stockholders during Fiscal Year 2003 in an aggregate amount not exceeding $22,800,000, it being understood that (i) up to $13,000,000 of such amount may be in the form of a non-cash distribution from the US Borrower to Holdings (which in turn will distribute such amount to Alleghany) in the form of forgiveness of Indebtedness owing by Alleghany to the US Borrower in a corresponding amount and (ii) up to $10,700,000 of such amount may be in the form of cash from the US Borrower to Holdings (which in turn will distribute such amount to Holdings' shareholders).

     "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which the Administrative Agent is subject with respect to the Eurodollar Adjusted Rate for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements as Eurocurrency Liabilities are from time to time subject without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Bank under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Sterling" shall mean lawful money of the United Kingdom.

     "Subsidiary" shall mean, at any time, any Person (other than an Excluded Subsidiary) (a) of which more than 50% of the shares of stock or other ownership interests entitled to vote in the election of directors (excluding shares or other ownership interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned directly or indirectly through one or more Subsidiaries, by Holdings (including, without limitation, the US Borrower, Celite and Harborlite) or (b) (i) of which at least 25% of the shares of stock or other ownership interests entitled to vote in the election of directors (excluding shares or other ownership interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owed directly or indirectly through one or more Subsidiaries, by Holdings (including, without limitation, the US Borrower, Celite and Harborlite) and (ii) who is under the Control of Holdings.

     "Subsidiary Guarantors" shall mean all the Domestic Subsidiaries other than the US Borrower.

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



     "Subsidiary Guaranty Agreement" shall mean the Guaranty Agreement dated the date hereof and delivered by the Subsidiary Guarantors to the Collateral Agent for the ratable benefit of the Lender Parties, in the form of Exhibit E.

     "Subsidiary Pledge Agreement" shall mean the Pledge Agreement dated the date hereof and delivered by the Subsidiary Pledgors to the Collateral Agent for the ratable benefit of the Lender Parties, in the form of Exhibit F.

     "Subsidiary Pledgors" shall mean the Subsidiaries named as pledgors in the Subsidiary Pledge Agreement.

     "Taxes" shall have the meaning given to such term in Section 2.15(a).

     "Third Party Financing" shall mean any funds which are (a) obtained from sources other than (i) Parent Contributions or (ii) Loans made pursuant to this Agreement and (b) used by Holdings or any of its Subsidiaries to effect a Permitted Acquisition.

     "Total Capitalization" shall be calculated on a consolidated basis for Holdings and its Subsidiaries and shall mean, at any time, (i) the sum of (A) capital stock taken at par value, (B) capital surplus and (C) retained earnings at such date less (ii) treasury stock plus (iii) Total Indebtedness, in each case computed in accordance with GAAP.

     "Total Exposure" means, at any date, the aggregate Dollar Equivalent Amount of (i) the outstanding principal amount of all Loans and (ii) the Letter of Credit Exposure.

     "Total Indebtedness" shall mean, at any time, the aggregate amount of Indebtedness (other than Indebtedness described in clause (h) of the definition thereof) of Holdings and its Subsidiaries on a consolidated basis, computed in accordance with GAAP.

     "2001 Stock Option Plan" means World Minerals Inc. 2001 Stock Option Plan, which provides for the issuance to employees of the US Borrower and its Subsidiaries of options to purchase an aggregate of up to 5% of the number of outstanding shares of common stock of Holdings.

     "UBOC" shall have the meaning given to such term in the introduction to this Agreement.

     "US Borrower " shall have the meaning given to such term in the introduction to this Agreement and shall, where appropriate, include the US Borrower in its capacity as a Parent Guarantor hereunder.

     "US Borrower Guaranty" shall have the meaning given to such term in Section 10.1.

1.2  TERMS GENERALLY.

     The definitions in Section 1.1 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be

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deemed to be followed by the phrase "without limitation." The word "to" shall mean "to and excluding" and "from" shall mean "from and including." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

1.3  ACCOUNTING TERMS, GAAP.

     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, consistently applied, and all financial statements or accounting determinations required herein to be prepared or made in accordance with GAAP shall be prepared or made in accordance with GAAP applied on a consistent basis. In the event of any change in GAAP or announcement by the Financial Accounting Standards Board (the "FASB") of the effective date of any change in GAAP, which change could reasonably be expected to materially affect the Borrowers' compliance with Sections 7.11 through 7.13 or any definition of a financial term used herein, each of the Borrowers and the Administrative Agent shall have the right by written notice to the other to require such other party to negotiate in good faith for a period of thirty (30) days with respect to amending such Sections or definitions appropriately to take account of such change, without liability to either party in the event an agreement is not reached with respect to any such amendment; provided, however, that such 30 day period shall not extend beyond the effective date of any change except to the extent that such effective date was announced by the FASB less than thirty (30) days in advance of such effective date. Notwithstanding the foregoing, all calculations required under Sections 7.11 through 7.13 hereof shall be made in accordance with GAAP in effect as of the Closing Date, unless and until such Sections shall have been modified in accordance with the preceding sentence.

                                   ARTICLE II

                                    THE LOANS

2.1  MAKING OF LOANS.

         (a) Subject to the terms and conditions contained herein, each Bank severally agrees to make Loans to the Borrowers from time to time during the period from the Closing Date to the Final Maturity Date (or upon the earlier termination of the Commitment in accordance with the provisions hereof); provided that (i) no Loan shall be made if, after giving effect to the making of such Loan (including, with respect to Loans made pursuant to Section 3.3(a), the application of the proceeds thereof), the outstanding principal amount of such Bank's Loans would exceed such Bank's Pro Rata Share of (A) the Commitment on such date less (B) the Letter of Credit Exposure, (ii) no Loan shall be made if, after giving effect to the making of such Loan, the Total Exposure would exceed the Commitment and (iii) no Loan denominated in a Foreign Currency shall be made if, after giving effect to the making of such Loan, the Foreign Currency Exposure would exceed the Foreign Currency Sublimit. Subject to the

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foregoing, each Loan shall be made to the requesting Borrower by each Bank in accordance with its Pro Rata Share of the then applicable Commitment as provided in clause (c) below. Loans requested hereunder (i) in Dollars, shall be (x) if an ABR Loan, in a minimum principal amount of $500,000 and in integral multiples of $500,000 in excess thereof (except as expressly provided in Section 3.3) and
(y) if a Eurodollar Loan, in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) in any Foreign Currency, shall be in a minimum principal amount equal to the Dollar Equivalent Amount of $1,000,000 and in integral multiples of the Dollar Equivalent Amount of $500,000 in excess thereof.

         (b) Each Loan shall be either an ABR Loan or a Eurodollar Loan as the applicable Borrower may request in accordance with Section 2.3 hereof; provided that all ABR Loans shall be denominated in Dollars. Loans of more than one type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Loans outstanding. Each Bank may, at its option, fulfill its Pro Rata Share with respect to any Eurodollar Loan by causing a Lending Office of such Bank to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

         (c) Each Bank shall advance its portion of each Loan hereunder on the proposed date thereof by paying the required amount to the Administrative Agent in immediately available funds in the applicable Currency at the applicable Funding Office, at or prior to the applicable Funding Time, on the date of such Loan. The amounts made available by each Bank to the Administrative Agent will then be made available by the Administrative Agent to the applicable Borrower at the applicable Funding Office, in like funds as received by the Administrative Agent (which shall, in the case of borrowings by the US Borrower, be made available by credit of such funds to the general deposit account maintained by the US Borrower with the Administrative Agent). If a Loan is not made on any date requested by a Borrower because any condition precedent to such Loan hereunder shall not have been met or for any other reason, the Administrative Agent shall promptly return to each Bank which has advanced funds to the Administrative Agent any amounts so transferred.

         (d) Unless the Administrative Agent shall have received notice from a Bank prior to the proposed date of any Loan that such Bank will not make available to the Administrative Agent such Bank's share of such Loan, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with paragraph (c) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Bank and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Bank, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry conventions on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Bank pays such amount to the Administrative Agent, then such amount shall constitute such Bank's Loan.

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2.2  REPAYMENT OF LOANS, EVIDENCE OF DEBT.

         (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Loan made by such Bank to such Borrower on the Final Maturity Date.

         (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Loan made by such Bank to such Borrower, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

         (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to each Borrower hereunder and the Interest Period and Currency applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be conclusive evidence, absent manifest error, of the existence and amounts of the obligations recorded therein, provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the respective obligation of each Borrower to repay the Loans made to it in accordance with the terms of this Agreement.

         (e) Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in a customary form reasonably satisfactory to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         (f) During the period from the date hereof to the Final Maturity Date, each Borrower may borrow, pay, prepay and reborrow Loans hereunder subject to the terms and conditions of this Agreement (including the provisions regarding prepayment set forth in Sections 2.7 and 2.8 hereof).

2.3  NOTICE OF LOANS.

         (a) In order to request a Loan of any type and in any Currency hereunder, the appropriate Borrower shall, except as otherwise expressly provided in Section 3.3, give the Administrative Agent irrevocable notice, substantially in the form of Exhibit G, executed by a Financial Officer thereof,
(i) not later than 9:00 a.m., Los Angeles time, one Business Day before such Loan is to be made if such Loan is to be an ABR Loan and (ii) not later than 10:00 a.m., Los Angeles time, three Business Days before such Loan is to be made if such Loan is to be a Eurodollar Loan denominated in Dollars (or at least five Business Days before such Loan is to be

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made if such Loan is to be a Eurodollar Loan denominated in a Foreign Currency).
Such notice shall specify (A) the Currency in which such Loan will be denominated, (B) whether the Loan then being requested is to be an ABR Loan or a Eurodollar Loan, (C) the date of the proposed borrowing (which shall be a Business Day) and amount thereof and (D) if such Loan is to be a Eurodollar
Loan, the Interest Period with respect thereto. If no election as to the type of Loan is specified in such notice, the Loan shall be an ABR Loan. If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following the receipt of a notice of borrowing request, the Administrative Agent shall advise each Bank of the details thereof and of the amount of such Bank's Loan to be made as part of the requested borrowing. Notwithstanding the foregoing, unless the Administrative Agent has notified, in its sole and absolute discretion, the Borrowers to the contrary, a Loan may be requested by telephone by a Financial Officer of the applicable Borrower, in which case such Borrower shall confirm such request by promptly delivering a borrowing notice in the form of Exhibit G, in person or by telecopier to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loans purportedly made by a such Financial Officer, and the Borrowers hereby agree to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

         (b) Each Borrower, as applicable, may continue any Eurodollar Loan or convert all or any part of any ABR Loan or Eurodollar Loan into a Loan of a different type, in each case in accordance with Section 2.9 hereof and subject to the limitations set forth therein.

2.4  INTEREST.

         (a) Subject to Section 2.4(c) below, in the case of an ABR Loan, interest shall be payable at a variable rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus the ABR Margin determined in accordance with Section 2.4(c). Interest will be payable on each ABR Loan on each applicable Interest Payment Date.

         (b) Subject to Section 2.4(c) below, in the case of a Eurodollar Loan, interest shall be payable at a variable rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to the Eurodollar Adjusted Rate plus the Eurodollar Margin determined in accordance with Section 2.4(c). Interest will be payable on each Eurodollar Loan on each applicable Interest Payment Date. The Administrative Agent shall determine the applicable Eurodollar Adjusted Rate for each Interest Period two Business Days prior to the commencement of such Interest Period and shall notify the Borrowers of the Eurodollar Adjusted Rate so determined. Such determination shall be conclusive absent manifest error.

         (c) Within 60 days (75 days in the case of the fourth fiscal quarter of each Fiscal Year other than 2002, and 120 days in the case of the fiscal quarter ending December 31, 2002) after the end of each fiscal quarter of each Fiscal Year commencing with the fiscal quarter ending December 31, 2002, the Borrowers shall deliver to the Administrative Agent a certificate (a "Rate Certificate") setting forth the calculation, certified as to accuracy by a Financial Officer of Holdings, of the ratio of Total Indebtedness as of the last day of such fiscal quarter to

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EBITDA for the four-fiscal-quarter period ending on such last day (the "Cash
Flow Ratio"). If the Administrative Agent determines that the Rate Certificate is accurate, then the ABR Margin or the Eurodollar Margin, as the case may be, shall be the rate (the "ABR Margin" or the "Eurodollar Margin," as the case may be) set forth in the applicable column of the table below opposite the applicable range for such Cash Flow Ratio:

Cash Flow Ratio       ABR Margin        Eurodollar Margin
---------------       ----------        -----------------
Greater than 2.25x    0.500%            2.000%
1.5x to 2.25x         0.250%            1.750%
Less than 1.5x        0%                1.500%



     Notwithstanding the foregoing, for the period commencing on the Closing Date and ending on the earlier of (i) receipt by the Administrative Agent of the Fiscal Year 2002 financial statements contemplated by Section 6.11(a), along with the certificate with respect thereto contemplated by Section 6.11(f), and
(ii) the due date for such financial statements and certificate set forth in Sections 6.11(a) and (f), respectively, the ABR Margin and the Eurodollar Margin shall be 0% and 1.500%, respectively. Following the delivery of a Rate Certificate in accordance with this Section 2.4(c), any change in the ABR Margin or the Eurodollar Margin, as the case may be, shall become effective with respect to all ABR Loans or Eurodollar Loans, as the case may be, and Letters of Credit outstanding hereunder on the first day of the fiscal quarter immediately following the fiscal quarter in which the Rate Certificate is delivered.

2.5  ALTERNATIVE RATE OF INTEREST.

     In the event, and on each occasion, that on the date two Business Days prior to the commencement of any Interest Period for any Eurodollar Loan, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that adequate and reasonable means do not exist for ascertaining the Eurodollar Adjusted Rate for such Interest Period, or the Administrative Agent is advised by the Majority Banks that the rate at which such deposits in the applicable Currency are being offered will not adequately and fairly reflect the cost to such Banks of making or maintaining the principal amount of such Eurodollar Loan (or Loans) during such Interest Period, then the Administrative Agent shall promptly give notice of such determination to the Borrowers and the Banks. For one Business Day after receipt of such notice, any Borrower shall have the right to withdraw its request pursuant to Section 2.1 for a Eurodollar Loan by notice to the Administrative Agent. After such notice shall have been given and until the Administrative Agent notifies the Borrowers and the Banks that the circumstances giving rise to such notice no longer exist, Eurodollar Loans of the affected type shall be unavailable hereunder.

2.6  INTEREST ON OVERDUE AMOUNTS.

     If any Borrower defaults in the payment of the principal of or interest on any Loan made to it or any other amount due from it hereunder, such Borrower shall, on demand from time to time, pay interest to the extent permitted by law on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to

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(i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan, or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans.

2.7  REDUCTION OF COMMITMENT.

         (a) Upon at least two Business Days prior notice to the Administrative Agent and subject to the limitations set forth in paragraph (d) below, the Borrowers may at any time permanently terminate, or from time to time permanently reduce, the Commitment in effect at such time. Each such reduction of the Commitment shall be in a minimum principal amount of $5,000,000 or an integral multiple thereof and shall reduce, on a dollar for dollar basis, the aggregate Commitment of the Banks in effect on such date. Each such reduction of the Commitment shall result in a pro rata reduction of the Foreign Currency Sublimit and the sublimit for Letters of Credit set forth in Section 3.1(a). Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable.

         (b) If on any date that the Commitment is reduced (including in connection with a termination of the Commitment) in accordance with paragraph
(a) above the sum of (i) the aggregate amount of Loans outstanding under the Facility plus (ii) the aggregate amount of the Letter of Credit Exposure at such time exceeds the Commitment as so reduced, then simultaneously with, and as a condition to such reduction, the Borrowers shall prepay Loans by making a payment to the Administrative Agent, on behalf of the Banks, in an amount equal to such excess, so that, after giving effect to such payment, the aggregate outstanding principal amount of all Loans plus the aggregate amount of the Letter of Credit Exposure at such time does not exceed the Commitment, as so reduced. To the extent the aggregate Letter of Credit Exposure exceeds the Commitment as so reduced, then on such date the US Borrower shall make a deposit in the Cash Collateral Account in accordance with Section 3.3(d).

         (c) If on any date, whether due to a reduction of the Commitment or any change in any Exchange Rate, the Foreign Currency Exposure exceeds the Foreign Currency Sublimit, then the Borrowers shall immediately prepay Loans denominated in Foreign Currency by making a payment to the Administrative Agent, on behalf of the Banks, in an amount equal to such excess, so that, after giving effect to such payment, the Foreign Currency Exposure at such time does not exceed the Foreign Currency Sublimit.

         (d) Any reduction of the Commitment in accordance with clause (a) above shall be accompanied (i) by payment of the accrued Commitment Fee on the amount of the reduction, (ii) in the event that the Commitment is being terminated, by payment to the Administrative Agent in accordance with Section 3.3(c) hereof and for the benefit of the Banks, of an amount equal to the aggregate Letter of Credit Exposure and (iii) include any other required charges on the amount prepaid (including any payments required by Section 2.8 hereof). Any prepayment of the Loans in accordance with clause (c) above shall be accompanied by any other required charges on the amount prepaid (including any payments required by Section 2.8 hereof).

         (e) All amounts paid by the Borrowers under this Section 2.7 shall be made ratably to each Bank in accordance with its respective Pro Rata Share.

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2.8  REDEPLOYMENT COST.

     Each Borrower, respectively, shall reimburse each Bank for any loss incurred or to be incurred by it in the redeployment of the funds released as a result of (A) any prepayment or payment of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) any failure or refusal of such Borrower to accept (or to meet the conditions precedent for) any Eurodollar Loan as to which notice was given by such Borrower hereunder, (C) repayment of any Loans which are Eurodollar Loans in connection with a reduction of the Commitment in accordance with Section 2.7, or (D) automatic conversions pursuant to Section 2.11. In the case of a Eurodollar Loan, such loss, cost or expense to any Bank shall be deemed to include an amount determined by such Bank to be the excess, if any, of
(i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Adjusted Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that prime banks in the Eurodollar market would bid were they to bid, at the commencement of such period, for deposits in the applicable Currency of a comparable amount and period from other banks in the Eurodollar market; provided, however, that such loss shall not include any loss, damage, or exposure resulting from the failure of any Person to whom any such funds are loaned to timely and duly repay the same, or from any other default or non performance of such Person's obligations. Upon the occurrence of any event set forth in clauses (A) through (D) above, the Administrative Agent shall deliver to the Borrowers a certificate setting forth any amount or amounts which each Bank is entitled to receive pursuant to this Section 2.8 and reasonable supporting calculations therefor. Such certificate shall be conclusive absent manifest error. Within 20 days after receipt, the applicable Borrower(s) shall pay the Administrative Agent, on behalf of the Banks, all amounts set forth therein. Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.8 shall survive the payment in full of principal and interest hereunder.

2.9  CONVERSION AND CONTINUATION OF BORROWINGS.

     Each Borrower shall have the right, at any time, with at least three Business Days' prior irrevocable notice to the Administrative Agent (or five Business Days' prior irrevocable notice in the case of a Eurodollar Loan denominated in a Foreign Currency), (a) to continue any Loan made to it or portion thereof into a subsequent Interest Period, or (b) to convert any type of Loan denominated in Dollars made to it or portion thereof into a Loan denominated in Dollars of a different type, in each case subject to the following:

          (i) with respect to Eurodollar Loans, no Event of Default shall have occurred and be continuing at the time of such continuation or conversion and no notice described in Section 2.5 or 2.11 (which shall not have been rescinded) shall have been given by the Bank from which the Eurodollar Loan is requested;

          (ii) each conversion shall be effected by the Banks applying the proceeds of the new Loan to the Loan (or portion thereof) being converted;

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          (iii) if the new Loan made in respect of the conversion shall be a
     Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of conversion;

          (iv) each request for a Eurodollar Loan conversion or for a continuation thereof which shall fail to state the applicable Interest Period shall be for one month's duration;

          (v) no more than a total of six Eurodollar Loans may be outstanding at any one time; and

          (vi) each request for conversion of an ABR Loan to a Eurodollar Loan hereunder shall be in the principal amount of at least the Dollar Equivalent Amount of $500,000.

     In the event that the applicable Borrower shall not give notice to continue any Eurodollar Loan, such Loan (unless repaid) shall automatically become an ABR Loan (which, in the case of a Foreign Currency Loan, shall be the Dollar Equivalent Amount of such Loan) at the expiration of the then current Interest Period; provided that if such Eurodollar Loan is denominated in a Foreign Currency, such Loan shall be automatically continued as a Eurodollar Loan with an Interest Period of one month; provided, further, that such automatic extension shall not be available in successive months, and shall not be available in more than three instances during the term of this Agreement unless otherwise agreed to by the Administrative Agent in its sole discretion.

2.10 INCREASED COSTS.

         (a) Subject to compliance with subsections (d) and (e) below, if after the date of this Agreement any change in Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan or any other fees or amounts payable hereunder with respect to any Eurodollar Loan (other than Taxes), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank or shall impose on such Bank or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by such Bank to be material, then (to the extent the amount is not included in the computation of the Eurodollar Adjusted Rate) the Borrowers shall pay to the Administrative Agent for the account of such Bank, upon the Administrative Agent's demand, such additional amount or amounts as will compensate such Bank for such additional costs or reduction.

         (b) Subject to compliance with subsections (d) and (e) below, if any Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in

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



the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Lending Office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, such Bank shall so notify the Administrative Agent in writing and then, from time to time after submission by the Administrative Agent to the Borrowers of a written request therefor, the Borrowers shall pay to the Administrative Agent for the account of such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

         (c) A certificate of each Bank setting forth such amount or amounts and the basis for determination from time to time of such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered by the Administrative Agent (following its receipt thereof from such Bank) to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay each Bank the amount shown as due on any such certificate delivered by it within 10 days after their receipt of the same.

         (d) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period, except that no Bank shall be entitled to compensation under this Section 2.10 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified the Borrowers that it will demand compensation for such costs or reductions not more than nine months after the later of (i) such date and (ii) the date on which such Bank shall have become aware of such costs or reductions. The protection of this Section 2.10 shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

         (e) Any Bank claiming any additional amounts payable pursuant to this
Section 2.10 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Bank's or such Bank's holding company's internal policies) to file any certificate or document requested by the Borrowers or change its applicable Lending Office to another of its offices, branches or Affiliates, if the making of such filing or change of Lending Office would avoid the need for or reduce the amount of any such additional amount attributable to the Loans and would not, in the sole determination of such Bank, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Bank.


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         (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder.

2.11 CHANGE IN LEGALITY.

         (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof (each, a "Change in Law") by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to otherwise give effect to its obligations as contemplated hereby then, by notice to the Borrowers and to the other Banks, (i) if such Change in Law pertains to Eurodollar Loans denominated in Dollars, all Eurodollar Loans then outstanding due to such Bank shall be automatically converted to an ABR Loan, subject to Sections 2.8 and 2.9, as of the effective date of such notice as provided in paragraph (b) below, (ii) if such Change in Law pertains to Eurodollar Loans denominated in a Foreign Currency, all Loans denominated in such Foreign Currency then outstanding due to such Bank shall be automatically converted to an ABR Loan denominated in Dollars, subject to Sections 2.8, (iii) the obligation of such Bank to continue or convert to Eurodollar Loans of the affected type shall terminate immediately, (iv) if such Change in Law pertains to Eurodollar Loans denominated in Dollars, each subsequent request to such Bank for a Eurodollar Loan in Dollars shall be deemed to be a request for an ABR Loan and (v) if such Change in Law pertains to Loans in such Foreign Currency, each subsequent request to such Bank for a Loan in such Currency shall be deemed to be a request for a Loan denominated in Dollars. Any Bank giving such notice shall (A) use reasonable efforts (consistent with legal and regulatory restrictions and such Bank's internal policies) to change its applicable Lending Office to another of its offices, branches or Affiliates, if such change of Lending Office would permit such Bank to make Eurodollar Loans or Loans in such Foreign Currency, as applicable, and would not, in the sole determination of such Bank, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Bank and (B) notify the Administrative Agent and the Borrowers at such time as the circumstances giving rise to its notice shall cease to exist. If the Borrowers shall be prohibited from incurring, continuing or converting to a Eurodollar Loan from any Bank, Eurodollar Loans shall be made, continued or converted by the other Banks pro rata in accordance with their respective Pro Rata Share of the Commitment.

         (b) For purposes of Section 2.11(a)(i), a notice to the Borrowers by any Bank shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then current Interest Period or, if there is more than one current Interest Period, on the last day of each such Interest Period, respectively; otherwise, such notice shall be effective on the date of receipt by the Borrowers.

2.12 PRO RATA TREATMENT.

     Except as required under Section 2.11 or 2.15, each Loan, each payment or prepayment of principal of any Loan, each payment of interest on any Loan and each conversion of any Loan or continuation of any Loan as a Loan of any type shall be allocated pro rata among the Banks in accordance with their respective Pro Rata Shares. Each Bank agrees that in computing such Bank's portion of any Loan or any payment, prepayment, interest payment, conversion or

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continuation with respect thereto, the Administrative Agent may, in its sole discretion, round the dollar amount of such Bank's pro rata portion to the next higher or lower whole dollar amount.

2.13 SHARING OF SETOFFS.

         (a) Each Bank agrees that if, through the exercise of a right of banker's lien, set-off or counterclaim against any Borrower or any other Loan Party, the unpaid portion of the Loans made by it is proportionately less than the unpaid portion of the Loans made by any other Bank (i) it shall simultaneously purchase from such other Bank a participation in the Loans made by such other Bank, so that the aggregate unpaid principal amount of all Loans and participations in Loans made by each Bank shall be in the same proportion to the aggregate unpaid principal amounts of all Loans then outstanding as the principal amount of such Loans made by it prior to such exercise of banker's lien, set-off or counterclaim and (ii) such other adjustments shall be made from time to time as shall be equitable to ensure that all the Banks share such payment pro rata; provided, however, that if any such purchase or purchases shall be made pursuant to clause (i) above and the payment giving rise thereto shall be recovered, such purchase or purchases shall be rescinded to the extent of such recovery and the purchase price or prices restored without interest.

         (b) If an Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower or Holdings against any of and all the obligations of any Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Bank under this Section 2.13(b) are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

2.14 PAYMENTS.

         (a) Each Borrower shall make each payment in respect of the principal of or accrued interest on any Loan, Fee, Reimbursement Obligation or other amount due from it to the Administrative Agent or any Bank under this Agreement or any other Loan Document, not later than the applicable Payment Time, on the day when due, to the Administrative Agent at the Payment Office, for the account of the Administrative Agent or such Bank, as applicable. All payments hereunder shall be made in immediately available funds in the Currency borrowed, and shall be made without set-off or counterclaim.

         (b) On the date any principal or interest is due from any Borrower under the Loan Documents, the Administrative Agent shall debit any bank accounts of such Borrower with the Administrative Agent for the purpose of paying such amounts; provided that, in no event shall the failure of any such accounts to have available funds sufficient to pay such amounts on the date due relieve such Borrower of its obligation to pay such amounts in accordance with Section 2.14(a). Each Borrower authorizes the Administrative Agent to make such debits, and,

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in its discretion, to make a borrowing of Loans for the purpose of effecting payment of such amounts.

         (c) Whenever any payment (including principal of or interest on any Loan or any Fee or other amount) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such interest, Fee or other amount, if applicable; provided, however, that, in the case of any Eurodollar Loan, if such next succeeding Business Day would fall in the next calendar month, such payment shall be made on the first preceding Business Day.

2.15 TAXES.

         (a) Except as otherwise expressly provided in this Section 2.15, any and all payments by any Borrower in respect of principal or accrued interest on any Loan, Fee, Reimbursement Obligation or other amount due to any Lender Party under this Agreement or by a Guarantor pursuant to the Holdings Guaranty or the Subsidiary Guaranty Agreement shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future United States federal, state or local and foreign taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, including withholding taxes imposed by the United States, any jurisdiction under the laws of which any Borrower is organized, and other jurisdiction or any political subdivision thereof but excluding taxes imposed on such Lender Party's overall net income and franchise taxes imposed on such Lender Party by the jurisdiction of such Bank's Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender Party, then (i) subject to the last sentence of Section 2.15(f), the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender Party shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make all required deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with Applicable Law.

         (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) Subject to the last sentence of Section 2.15(f), the applicable Borrower will indemnify each Lender Party for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender Party, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days following the date such

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Lender Party makes written demand therefor. If any Lender Party receives a refund (or a credit against its taxes due) directly attributable to any Taxes or Other Taxes for which such Lender Party has received payment hereunder (or which were paid directly by any Borrower), it shall repay such refund to such Borrower without interest promptly after the responsible account officer of such Lender Party has notice that such refund was so received.

         (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld hereunder (and, with respect to any Taxes or Other Taxes not so withheld, to the extent available) such Borrower will furnish to the Administrative Agent, at its address set forth in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

         (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder.

         (f) Each Bank that is organized under the laws of a jurisdiction outside the United States agrees that if and to the extent it is legally able to do so, it shall deliver to the US Borrower and the Administrative Agent, on or before the first date of any payment by the US Borrower hereunder, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Interval Revenue Service Form W-8BEN or W-8ECI (as applicable to it) and any other certificate or statement or exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Bank establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Bank of a trade or business in the United States or (ii) totally exempt from United States withholding tax or subject to a reduced rate of such tax under a provision of an applicable tax treaty. Each Bank that has delivered such certificate or form shall, upon such certificate or form's obsolescence, expiration or invalidity or upon the US Borrower's reasonable request, replace or update such certificate or form as necessary. A Bank shall not be entitled to any additional amounts under Section 2.15(a) or to any indemnification under Section 2.15(c) with respect to any Tax (x) that is in effect and would apply to amounts payable to such Bank, at the time such Bank becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Bank (or its assignor, if any) would have been entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts or indemnity from any Borrower with respect to any withholding tax pursuant to Section 2.15(a) or 2.15(c) or (y) that is attributable to such Bank's failure to comply with this Section 2.15(f) or
Section 2.15(g).

         (g) Each Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax or other Tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to such Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or other Tax or at a reduced rate, provided that such Bank is legally entitled to complete, execute and deliver such documentation and, in such Bank's sole judgment, such completion, execution or delivery would not materially prejudice the legal position of such Bank.



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         (h) Any Lender Party claiming any additional amounts in respect of
Taxes payable pursuant to this Section 2.15 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender Party's internal policies) to file any certificate or document requested by the Borrowers or to change its applicable Lending Office to another of its offices, branches or Affiliates, if the making of such a filing or change of Lending Office would avoid the need for or reduce the amount of any such Taxes attributable to the Loans and would not, in the sole determination of such Lender Party, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender Party.

2.16 COMMITMENT FEES. The US Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (the "Commitment Fee") from the Closing Date to the Final Maturity Date, on the daily unused amount of such Bank's Pro Rata Share of the Commitment (less the Letter of Credit Exposure, if any) during the period for which payment is made at the rate per annum set forth in the table below opposite the applicable range for the Cash Flow Ratio, as set forth in the Rate Certificate.

Cash Flow Ratio                      Commitment Fee
---------------                      --------------
Greater than 2.25x                         0.500%
Less than or equal to 2.25x                0.375%

     Notwithstanding the foregoing, for the period commencing on the Closing Date and ending on the earlier of (i) receipt by the Administrative Agent of the Fiscal Year 2002 financial statements contemplated by Section 6.11(a), along with the certificate with respect thereto contemplated by Section 6.11(f), and
(ii) the due date for such financial statements and certificate set forth in Sections 6.11(a) and (f), respectively, the applicable rate shall be 0.375%. Any change in the Commitment Fee following the delivery of a Rate Certificate in accordance with Section 2.4 shall become effective on the first day of the fiscal quarter immediately following the fiscal quarter in which the Rate Certificate is delivered. The Commitment Fee shall be payable in immediately available funds (i) quarterly on the last Business Day of each March, June, September and December of each Fiscal Year and (ii) on any date that the Commitment is terminated or reduced as provided herein. The Commitment Fee shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

2.17 REMOVAL OF BANKS.

     If any Bank requests compensation under Section 2.10 or 3.4 or if any Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.15, or if any Bank defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if any



                                      -32-

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Bank's Pro Rata Share of the Commitment is being assigned, the Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) such Bank shall have received payment of an amount equal to its Pro Rata Share of the outstanding principal of the Loans and Drawings on Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.10 or 3.4 or payments required to be made pursuant to Section 2.15, such assignment is reasonably expected to result in a material reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if within ten Business Days after notification by the Borrowers that they intend to replace such Bank, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.18 US BORROWER AS AGENT FOR OTHER BORROWERS.

     Each Borrower (other than the US Borrower) hereby irrevocably appoints the US Borrower as its agent and attorney-in-fact for all purposes of this Agreement and each of the Loan Documents, including the giving and receiving of notices and other communications, the making of requests for, or conversions or continuations of, Loans and/or Letters of Credit and the execution and delivery of certificates. The US Borrower hereby accepts such appointment. The Administrative Agent and each Bank may regard any notice or other communication pursuant to any Loan Document from the US Borrower as a notice or communication from all Borrowers and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the US Borrower on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the US Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

                                  ARTICLE III

                                LETTERS OF CREDIT

3.1  ISSUANCE OF LETTERS OF CREDIT.

         (a) Subject to the terms and conditions contained herein, the Issuing Bank shall from time to time issue, on behalf of the US Borrower and its Subsidiaries, letters of credit (each, a "Letter of Credit") to

          (i) insurance carriers,

          (ii) Governmental Authorities in connection with reclamation plans implemented by the US Borrower and its Subsidiaries,

          (iii) trade creditors to support purchases and sale of materials and inventory and



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          (iv) other Persons with whom the US Borrower and its Subsidiaries have business dealings for requirements which arise in the ordinary course of business.

     The aggregate Letter of Credit Exposure on any date shall not exceed the lesser of (A) $20,000,000 and (B) the Commitment less the sum of (x) the amount of all Loans then outstanding (or requested in accordance with Section 2.1 hereof) under the Facility less (y) the Letter of Credit Exposure on such date. The aggregate Letter of Credit Exposure for Letters of Credit issued to Governmental Authorities to satisfy or secure obligations of the Borrowers and their Subsidiaries with respect to workers' compensation laws shall not exceed $5,000,000 at any time.

         (b) Each Letter of Credit shall be issued pursuant to and in accordance with a letter of credit application in a form acceptable to the Administrative Agent and the Issuing Bank. Each Letter of Credit shall be denominated in Dollars. Each Letter of Credit shall be issued in a minimum principal amount of $25,000, and shall permit drawings upon the presentation of one or more sight drafts; provided, however, that no more than thirty (30) Letters of Credit shall be outstanding at any time. Each Letter of Credit shall have an expiry which shall be a Business Day and (i) at least two Business Days prior to the Final Maturity Date and (ii) no later than the first anniversary of the date such Letter of Credit is issued. Notwithstanding the foregoing, if requested by the US Borrower, the Administrative Agent may, in its sole discretion, permit any Letter of Credit to include language providing for the automatic extension of the expiry thereof, provided that no such Letter of Credit shall have an expiry later than two Business Days prior to the Final Maturity Date.

         (c) Immediately upon issuance by the Issuing Bank of a Letter of Credit in accordance herewith, each other Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, including all obligations of the Borrowers with respect thereto and any security therefor or guaranty pertaining thereto, in an amount equal to the product of
(i) the Pro Rata Share of such Bank and (ii) the stated amount of such Letter of Credit. Each issuance of a Letter of Credit by the Issuing Bank shall be deemed to utilize the Commitment of each Bank (other than the Issuing Bank) by an amount equal to the amount of such participation and to utilize the Commitment of the Issuing Bank by an amount equal to the stated amount of such Letter of Credit less the aggregate amount of all participations therein.

3.2  NOTICE.

           The US Borrower shall give the Issuing Bank irrevocable notice not later than 12:00 noon, Los Angeles time, at least three Business Days prior to the date of requested issuance of any Letter of Credit under this Agreement. Such notice shall refer to this Agreement and shall include

          (i) a properly completed letter of credit application on an appropriate form and

          (ii) a form of notice with respect to such Letter of Credit including
     (A) the date of issuance (which shall be a Business Day) (B) the principal amount,



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     (C) the name and address of the beneficiary, (D) whether multiple drawings should be permitted, (E) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to attach copies of such documents) and (F) the expiry date. Each notice pursuant to this Section 3.2 shall include a representation by the US Borrower, in form satisfactory to the Issuing Bank, as to the purpose of the issuance thereof. The Issuing Bank shall promptly advise the Banks of any notice given hereunder.

     Unless the Administrative Agent has notified, in its sole and absolute discretion, the US Borrower to the contrary, the foregoing notices and application regarding Letters of Credit may be requested by telephone by a Financial Officer of the US Borrower, in which case the US Borrower shall confirm such request by promptly delivering the foregoing notices and application in writing, in person or by telecopier to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Letters of Credit purportedly made by a such Financial Officer, and the US Borrower hereby agree to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

3.3  REIMBURSEMENT; REPAYMENT WITH LOANS.

         (a) In the event of a Drawing on any Letter of Credit, the Issuing Bank shall give prompt telephonic, telecopied or telex notice to the US Borrower and the other Banks of the amount of such Drawing. If the Issuing Bank shall pay any Drawing under a Letter of Credit, then the US Borrower shall without further notice reimburse the Issuing Bank (or the Issuing Bank shall set-off from the general account of the US Borrower) an amount equal to the amount so drawn, together with interest on such amount at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate applicable to ABR Loans, not later than 11:00 a.m., Los Angeles time, on
(i) the Business Day immediately following the day that the US Borrower receives notice of such if such notice is received prior to 12:00 noon, Los Angeles time, or (ii) the second Business Day following the day that the US Borrower receives such notice, if such notice is not received prior to such time (but in any event before the Final Maturity Date), provided that the US Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section
2.1 that such payment be financed with an ABR Loan in an equivalent amount and, to the extent so financed, the US Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Loan. If the US Borrower fails to make such payment when due, then the Issuing Bank shall promptly so notify, by telephonic or telex notice, each Bank of such failure to receive payment of the Reimbursement Obligation and each Bank shall pay to the Issuing Bank in Los Angeles, California, in immediately available funds, not later than 12:00 noon, Los Angeles time, on the Business Day immediately following the day such Bank receives such notice, such Bank's Pro Rata Share of the Reimbursement Obligation and the Issuing Bank shall assign to each such Bank its Pro Rata Share of such Reimbursement Obligation. Notwithstanding anything contained in this Agreement to the contrary, each Bank's obligation to make payments to the Issuing Bank under this Section 3.3 shall be unconditional and shall survive the termination of this Agreement.



                                      -35-

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         (b) The obligations of the US Borrower under this Section 3.3 shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms of this Agreement and the applicable Letter of Credit irrespective of:

          (i) the lack of validity or enforceability, in whole or in part, of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which the US Borrower, any other Borrower, any Subsidiary of any Borrower or any other Person may at any time have against the beneficiary under such Letter of Credit, the Issuing Bank or any Bank (other than the defense of payment in accordance with the terms of this Agreement and the applicable Letter of Credit or a defense based on the gross negligence or willful misconduct of the Issuing Bank) or any other Person in connection with this Agreement or any other transaction;

          (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, however, that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the Issuing Bank;

          (iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply with terms of such Letter of Credit; provided, however, that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and

          (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided, however, that such other circumstance or event shall not have been the result of gross negligence or willful misconduct of the Issuing Bank.

     It is understood and agreed that in making any payment under a Letter of Credit (x) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement proves to be inaccurate or untrue in any respect whatsoever, and (y) any non-compliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in each case, not be deemed willful misconduct or gross negligence of the Issuing Bank.

         (c) If on the date of termination of the Commitment in accordance with
Section 2.7 or Section 8.1 hereof, any Letter of Credit shall be outstanding, then on the date of such termination and as a condition thereto, the US Borrower shall deposit in an interest-bearing account of the Collateral Agent, for the benefit of the Banks (the "Cash Collateral Account") an



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amount equal to the aggregate Letter of Credit Exposure existing on such date plus any applicable Fees payable to the last expiry date of any Letter of Credit issued hereunder. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. If the Issuing Bank shall pay any Drawing after the date of termination of this Agreement, the Administrative Agent shall make a payment to each Bank out of the Cash Collateral Account in an amount equal to such Bank's Pro Rata Share of the aggregate amount of such Drawing. Any amounts deposited by the US Borrower pursuant to this clause (c) (other than amounts representing fees or expenses due hereunder) shall be returned with any interest actually earned to the US Borrower, to the extent such funds have not been used to pay Reimbursement Obligations, on the Business Day following the latest expiry date of any Letter of Credit issued hereunder.

         (d) If on any date on which the Commitment is reduced in accordance with Section 2.7, the aggregate Letter of Credit Exposure exceeds the Commitment in effect after giving effect to such reduction, then on such date the US Borrower shall deposit in the Cash Collateral Account an amount equal to the amount by which the Letter of Credit Exposure then exceeds the Commitment in effect after giving effect to such reduction.

3.4  INCREASED COSTS.

         (a) Subject to compliance with subsections (d) and (e) below, if after the date of this Agreement any change in Applicable Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law)

          (i) shall change the basis of taxation of payments to any Bank of the LC Fee or any other amounts payable hereunder in respect of the Letters of Credit except to the extent converted to Loans (other than Taxes imposed on the overall net income of such Bank and franchise taxes imposed by the jurisdiction in which such Bank has its principal office or by any political subdivision or taxing authority therein), or

          (ii) shall impose, modify or deem applicable any reserve (other than a reserve included in the calculation of Statutory Reserves), special deposit or similar requirement with respect to its obligations under this Article III or the Letters of Credit or shall impose on such Bank any other condition affecting this Agreement with respect to the obligations of such Bank under this Article III or the Letters of Credit, and the result of any of the foregoing shall be to increase the cost to such Bank of issuing or participating in any Letters of Credit or to reduce the amount of any sum received or receivable by such Bank hereunder in respect thereof, by any amount reasonably deemed by such Bank to be material, then the US Borrower will pay such Bank, upon demand, such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

         (b) Subject to compliance with subsections (d) and (e) below, if any Bank shall determine that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central



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bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any Lending Office of such Bank) or such Bank's holding company with any, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of its obligations with respect to this
Article III or any Letter of Credit to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the US Borrower of a written request therefor, the US Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

         (c) A certificate of any Bank setting forth such amount or amounts and the basis for determination from time to time of such amount or amounts as shall be necessary to compensate such Bank or its holding company as specified in paragraph (a) or (b) above, as the case may be shall be delivered to the US Borrower and shall be conclusive absent manifest error. The US Borrower shall pay such Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

         (d) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right to demand compensation with respect to such period, except that no Bank shall be entitled to compensation under this Section 3.4 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified the US Borrower that it will demand compensation for such costs or reductions not more than nine months after the later of (i) such date and (ii) the date on which such Bank shall have become aware of such costs or reductions. The protection of this Section 3.4 shall be available to any Bank regardless of any possible contention of the invalidity or inapplicability of any law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

         (e) Any Bank claiming any additional amounts payable pursuant to this
Section 3.4 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Bank's or such Bank's holding company's internal policies) to file any certificate or document requested by the Borrower or change its applicable Lending Office to another of its offices, branches or Affiliates, if the making of such filing or change of Lending Office would avoid the need for or reduce the amount of any such additional amount attributable to the Loans and would not, in the sole determination of such Bank, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Bank.

         (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 3.4 shall survive the payment in full of principal and interest hereunder.



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3.5  LETTER OF CREDIT FEES.

     The US Borrower agrees to pay each Bank a letter of credit fee (the "LC Fee"), on the last Business Day of each March, June, September and December, equal to such Bank's Pro Rata Share of the then applicable Eurodollar Margin (determined in accordance with Section 2.4(c)) per annum of the average daily aggregate undrawn principal amount of all Letters of Credit outstanding from time to time during the fiscal quarter ending on such date of payment. In addition, the US Borrower agrees to pay to the Issuing Bank for its own account, on demand, the Issuing Bank's customary issuance, negotiation, amendment and other fees for each Letter of Credit issued by the Issuing Bank (including its standard out-of-pocket costs, including reasonable fees of counsel). LC Fees shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Each of the US Borrower and Holdings, jointly and severally, represents and warrants, and each other Borrower hereby represents and warrants as to itself only, to each of the Banks that:

4.1  ORGANIZATION.

     Each of Holdings and each of its Subsidiaries is a company duly organized, validly existing (subject to Section 7.10) and in good standing under the laws of the jurisdiction in which it is incorporated, has all requisite power and authority to own its property and assets and to carry on its business as currently conducted and is qualified to do business in each jurisdiction in which the nature of the business conducted or the property owned or leased by it requires such qualification, except where the failure to so qualify or remain in good standing or, in the case of a Subsidiary that is not a Loan Party or a Material Subsidiary, to remain in existence, could not reasonably be expected to have a Material Adverse Effect.

4.2  CORPORATE POWER AND AUTHORITY; NO REQUIRED CONSENTS OR APPROVALS.

         (a) Each Loan Party has the power to execute, deliver and perform its obligations under each Loan Document to which it is a party, to borrow hereunder (in the case of the Borrowers) and to grant Liens pursuant to the Financing Documents to which it is a party.

         (b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowings to be made hereunder by the Borrowers and the grant by each Loan Party of Liens pursuant to the Financing Documents to which it is a party have been duly authorized by all required company and stockholder action of such Person and will not

          (i) violate any provision of Applicable Law, any Organizational Document, or any indenture or other material agreement or instrument to which such Loan Party is a party, or by which such Loan Party or any of its respective properties are or may be bound,



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          (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, material agreement or instrument to which such Loan Party is a party, or by which such Loan Party or any of its respective properties are or may be bound, or

          (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any property of such Loan Party.

         (c) No registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party, any borrowings hereunder (if applicable) or the grant of Liens by any Loan Party pursuant to the Financing Documents to which it is a party except (i) as required in connection with the perfection of the security interests granted pursuant to the Loan Documents and (ii) such as have been obtained.

4.3  ENFORCEABILITY.

     Each Loan Document has been duly executed and delivered by each Loan Party thereto and constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.4  FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

         (a) Except as set forth on Schedule 4.4(a), the audited consolidated financial statements of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2001 (the "Audited Financial Statements") and the unaudited consolidated financial statements of Holdings and its Subsidiaries for the three-quarter period ended September 30, 2002 (the "Third Quarter Financial Statements"),

          (i) fairly present in all material respects the financial position of Holdings and its Subsidiaries at the date thereof and their respective results of operations for the periods covered therein in accordance with GAAP (except as set forth in the notes to such financial statements and subject, in the case of the Third Quarter Financial Statements, to normal year-end audit adjustments) and

          (ii) disclose all material liabilities, including contingent and/or unmatured liabilities, of Holdings and its Subsidiaries as of the date thereof, which are required to be disclosed thereon in accordance with GAAP.

         (b) Except as set forth on Schedule 4.4(b), neither Holdings nor any Subsidiary has any obligations or liabilities, contingent, unmatured or otherwise, which are material to Holdings and the Subsidiaries considered as a whole and which have not been disclosed in the Third Quarter Financial Statements.



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4.5  NO MATERIAL ADVERSE CHANGE.

     There has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of Holdings and the Subsidiaries taken as a whole since September 30, 2002.

4.6  LITIGATION.

     Except as set forth on Schedule 4.6, to the knowledge of Holdings and its Subsidiaries, there are no actions, suits or proceedings at law or in equity instituted or threatened against or directly affecting Holdings or any such Subsidiary or any of their respective businesses, properties or rights as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could be expected to have a Material Adverse Effect, or which involve any of the Loan Documents.

4.7  COMPLIANCE WITH LAWS.

     Neither Holdings nor any of its Subsidiaries is in violation of, or in default with respect to, any Applicable Law (including, without limitation, any Environmental Law), other than any such violations or defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8  EMPLOYEE BENEFIT PLANS.

     Holdings, each of its Domestic Subsidiaries, each Plan and each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained by Holdings or any of its Domestic Subsidiaries is in compliance in all material respects with all provisions of ERISA (or similar legislation in the jurisdiction in which a Domestic Subsidiary is organized) which are applicable thereto. No Reportable Event within the preceding six years has occurred with respect to any Single Employer Plan as to which Holdings or any of its Domestic Subsidiaries was required to file a report (other than on Form 5500) with the PBGC. No Single Employer Plan has any material unfunded liability that subjects such Plan to additional funding requirements under Section 412(1) of the Code. No Single Employer Plan has an accumulated or waived funding deficiency or an extension of amortization periods for unfunded liability as reflected in its funding standard account within the meaning of Section 412 of the Code. Neither Holdings, any of its Domestic Subsidiaries nor any ERISA Affiliate thereof has incurred any material liability to or on account of a Plan pursuant to Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing Sections on account of the termination of participation in or contributions to any Plan. No proceedings have been instituted to terminate any Single Employer Plan in other than a "standard termination" under Section 4041(b) of ERISA. No condition exists which presents a material risk to Holdings or any of its Domestic Subsidiaries of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code. No Lien imposed under the Code or ERISA on the assets of Holdings or any of its Domestic Subsidiaries exists or is likely to arise on account of any Single Employer Plan. Except as set forth on Schedule 4.8, Holdings and each of its Domestic Subsidiaries may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any Person interested therein (other



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than claims for benefits incurred or payable under the terms of such plans in the ordinary course of business and plans maintained pursuant to collective bargaining agreements).

4.9  TAXES.

     Each of Holdings and each of its Subsidiaries has filed or caused to be filed all federal, state, local, and foreign tax returns which, to its best knowledge, are required to be filed by it, and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which it is contesting in good faith by appropriate proceedings and with respect to which adequate accounting reserves have been set aside to the extent required by GAAP.

4.10 TITLE TO PROPERTIES.

         (a) Holdings or a Subsidiary has good title, of a quality commensurate with prudent standards of business practice, to all of the properties and assets purported to be owned by them (excluding unpatented mining claims), and all properties and assets necessary for the conduct of their respective businesses, including all properties reflected on the Audited Financial Statements (including real property, tangible and intangible personal property, minerals, whether or not extracted from the ground, and other mineral rights), except properties and assets disposed of from the date of the most recent Audited Financial Statements through the Closing Date in the ordinary course of business. No Lien exists with respect to any such assets or properties other than Permitted Liens.

         (b) Holdings and its Subsidiaries, own, or are licensed to use, all trademarks, tradenames, patents, patent applications, copyrights, technology, know-how, processes and other intellectual and proprietary rights (collectively, the "Intellectual Property") necessary for the conduct of their respective businesses, except where the failure to own or license such Intellectual Property would not have a Material Adverse Effect. Schedule 4.10 attached hereto contains a list of all patents, patent applications, trademark and service mark registrations and applications therefor, and copyright registrations and applications therefor, purported to be owned by Holdings or its Subsidiaries as of the Closing Date. Except as set forth on Schedule 4.10, no claim has been asserted and is pending by any Person as of the date hereof with respect to the use by Holdings or any of its Subsidiaries of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.11 BUSINESS.

     Except as set forth on Schedule 4.11 attached hereto, Holdings and its Subsidiaries have engaged (and are currently engaged) only in the mining, processing and sale of diatomite, perlite and other industrial minerals, the manufacture and sale of silicates and other filtration and filler products for industrial and retail applications and the provision of related services (the "Business").



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4.12 AGREEMENTS.

     Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument the breach of which would result in a Material Adverse Effect.

4.13 NO MATERIAL MISSTATEMENTS.

     Neither the Offering Memorandum nor any of the other reports, financial statements, certificates, exhibits or schedules or other information furnished by or on behalf of Holdings or any of its Subsidiaries to the Administrative Agent or any Bank in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any misstatement of material fact or omits to state any material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading. The Borrowers have disclosed to the Banks all agreements, instruments and corporate or other restrictions to which Holdings, any Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually, or together with other related items, could reasonably be expected to result in a Material Adverse Effect.

4.14 RELATED PARTY TRANSACTIONS.

     The terms of any transactions between Holdings and any of its Subsidiaries, on the one hand, and any Affiliate of Alleghany which is not a Subsidiary, on the other hand, were not materially less favorable to Holdings and its Subsidiaries than terms obtainable in a comparable arm's-length transaction between non-affiliated parties (it being understood that such transactions have not been submitted for competitive bids by unrelated Persons).

4.15 LABOR MATTERS AND ACTS OF GOD.

     Since September 30, 2002, neither Holdings nor any of its Subsidiaries has been affected by any fire, explosion, accident, strike, lockout or other labor dispute which has had a Material Adverse Effect.

4.16 OUTSTANDING DEBT.

     Neither Holdings nor any of its Subsidiaries has outstanding Indebtedness, directly or indirectly, except Permitted Indebtedness. There does not exist, and, after giving effect to the transactions contemplated by the Loan Documents, there will not exist, any material default under any instrument or agreement relating to or evidencing any direct or indirect Indebtedness of Holdings or any of its Subsidiaries (or any event which, with only the giving of notice or the passage of time or both, would result in such a breach or default).

4.17 FEDERAL RESERVE REGULATIONS.

     The making of the Loans hereunder to the Borrowers, the use by the Borrowers of the proceeds thereof as contemplated hereby and the security arrangements contemplated hereby and



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by the Financing Documents, will not violate or be inconsistent with any of the provisions of Regulation T, Regulation U or Regulation X.

4.18 INVESTMENT COMPANY ACT AND PUBLIC UTILITY HOLDING COMPANY ACT.

     Neither Holdings nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.19 SECURITY INTERESTS.

     The provisions of each Financing Document to which any Loan Party is a party are effective to create in favor of the Collateral Agent, for the benefit of the Lender Parties, a valid, binding and perfected security interest in and Lien on all right, title and interest of such Loan Party in all of the Collateral purported to be covered thereby. Upon the delivery of the shares of capital stock to be pledged, such security interests and Liens shall have first priority for all purposes over any other Lien (other than Permitted Liens with higher priority under Applicable Law) on the Collateral.

4.20 CAPITAL STOCK; SUBSIDIARIES.

         (a) As of the Closing Date, the authorized capital stock of Holdings consists of 2,000,000 shares of common stock, $.10 par value, and 1,700 shares of preferred stock, $1.00 par value, of which 1,018,720 shares of common stock are validly issued, fully paid and nonassessable and are outstanding and owned beneficially and of record as follows: 966,010 shares--Alleghany Corporation; 52,710 shares--William J. Woods, Jr. As of the Closing Date, except for the options held by William J. Woods, Jr. and except for options granted under the 2001 Stock Option Plan, no Person holds any option, warrant, stock subscription or other right to acquire any capital stock of Holdings and no securities convertible into or exchangeable for any capital stock of Holdings have been authorized or issued.

         (b) As of the Closing Date, the authorized capital of the US Borrower consists of 1,000 shares of common stock, par value $1.00 per share (the "Borrower Common Stock") all of which shares are validly issued, fully paid and nonassessable and are outstanding. All of the shares of Borrower Common Stock are owned beneficially and of record by Holdings and pledged to the Collateral Agent for the benefit of the Lender Parties as provided in the Holdings Pledge Agreement. As of the Closing Date, no Person holds any option, warrant, stock subscription or other right to acquire any capital stock of the US Borrower and no securities convertible into or exercisable or exchangeable for any capital stock of the US Borrower have been authorized or issued. Except for the pledge provided for in the Holdings Pledge Agreement, as of the Closing Date, no Person has any Lien against any capital stock of the US Borrower.

         (c) As of the Closing Date, the authorized capital of each Subsidiary (other than the US Borrower) is set forth opposite such Subsidiary's name on
Schedule 4.20 attached hereto. All of the shares listed on Schedule 4.20 as being issued are validly issued, fully paid and nonassessable and are outstanding and owned beneficially and of record in the amounts and



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by the Persons set forth thereon. As of the Closing Date, no person holds any option, warrant, stock subscription or other right to acquire any capital stock of any Subsidiary and no securities convertible into or exercisable or exchangeable for any capital stock of such Subsidiary have been authorized or issued. Except for the pledge provided in the Borrower Pledge Agreement and the Subsidiary Pledge Agreement and as set forth on Schedule 4.20, as of the Closing Date, no Person has any Lien against any capital stock of any Subsidiary.

         (d) As of the Closing Date, Schedule 4.20 attached hereto sets forth a correct and complete list of each Person (other than the Subsidiaries) in whom the US Borrower or any Subsidiary presently owns, directly or indirectly, any ownership interest (other than securities representing less than 10% of the aggregate ownership interest of Persons making periodic reports under the Securities Exchange Act of 1934, as amended, or similar foreign laws). Except as set forth on Schedule 4.20, Holdings and/or a Subsidiary has the absolute right and power to sell, assign, convey and transfer any right or benefit incident to the ownership thereof.

         (e) All Material Subsidiaries as of the date hereof have been identified as such on Schedule 4.20.

4.21 ENVIRONMENTAL MATTERS.

     Except to an extent that could not reasonably be expected to have a Material Adverse Effect:

         (a) Holdings and the Subsidiaries have complied and are in compliance with all Environmental Laws, including without limitation all permits required for the occupation of their respective properties or facilities;

         (b) Neither Holdings nor any of the Subsidiaries has received any notice, report or other information regarding an Environmental Claim with respect to its past or current operations, properties or facilities; and

         (c) Neither Holdings nor any of the Subsidiaries, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance (including any Hazardous Material), or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to Environmental Laws.



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4.22 INSOLVENCY. After giving effect to the repayment of all Indebtedness to be repaid on the Closing Date in accordance with the terms of this Agreement, the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein, and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, Holdings and the Subsidiaries, taken as a whole, will be Solvent as of and on the Closing Date.

                                   ARTICLE V

                              CONDITIONS TO LENDING

5.1  LOANS ON THE CLOSING DATE.

     The obligations of the Banks to make Loans hereunder and the obligations of the Issuing Bank to issue Letters of Credit hereunder, in each case on the Closing Date, are subject to the satisfaction of the following conditions:

         (a) Termination of Existing Facility. Concurrently with the making of the Loans to be made on the Closing Date, the US Borrower shall have repaid all loans outstanding, and shall have no further obligations, under the Existing Facility, and all related Liens, agreements and instruments shall have been terminated.

         (b) Corporate Documents. The Administrative Agent shall have received
(i) a copy of each Organizational Document of the Loan Parties, including all amendments thereto, certified, as of a recent date by an appropriate public official of its jurisdiction of incorporation (or, with the consent of the Administrative Agent, the Secretary or Assistant Secretary thereof) and a certificate as to the good standing and charter documents from such public official as of a recent date, (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a correct and complete copy of the by-laws of such Person as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B), below, (B) that attached thereto is a correct and complete copy of resolutions duly adopted by the Board of Directors of such Person, authorizing the execution, delivery and performance of the Loan Documents, the borrowings hereunder (if applicable), the granting of Liens pursuant to the Financing Documents and the other transactions contemplated hereby, (C) that the certificate of incorporation of such Person has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of such Person executing any Loan Document or any other document delivered in connection herewith, (iii) a certificate of another officer of such Person as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above, (iv) a certificate from the Secretary of State of each state in the United States in which the conduct of such Person's business or such Person's ownership of assets requires qualification as to the qualification of such Person to do business and its good standing in such state, and (v) such other documents as the Administrative Agent, or counsel to the Administrative Agent, may reasonably request.



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         (c) Lien Search. The Collateral Agent shall have received and be reasonably satisfied with the results of a search of the Uniform Commercial Code filings made with respect to such Loan Parties and in such jurisdictions as it shall determine, which shall not have disclosed any prior Lien or security interest in the Collateral, other than (A) Permitted Liens and (B) any Liens being released contemporaneously with the Closing.

     (d) No Defaults. Each Loan Party shall be in compliance with the terms and provisions set forth in each Loan Document to which it is a party, and at the time of and immediately after the consummation of the transactions contemplated hereby, no Event of Default or Default shall have occurred and be continuing.

         (e) Insurance. The US Borrower and its Subsidiaries shall have delivered to the Administrative Agent certificates of insurance complying with
Section 6.12.

         (f) Security. The Financing Documents shall be in full force and effect and no default or event of default shall have occurred and be continuing thereunder. Each Loan Party shall have delivered to the Collateral Agent all certificates representing shares of capital stock of each Domestic Subsidiary to be pledged to the Administrative Agent for the benefit of the Lender Parties in connection with the transactions contemplated by this Agreement, accompanied by blank undated stock powers and duly executed for transfer; and, with respect each Foreign Subsidiary set forth on Schedule 5.1, there shall have also been delivered to the Administrative Agent such pledge agreements, documents, instruments and filings as the Administrative Agent shall require, in its discretion, to have been delivered to it prior to the Closing Date to perfect the security interest in the stock of such Subsidiary under relevant applicable foreign law. The Collateral Agent shall have received all other documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded with respect to such Collateral.

         (g) Representations and Warranties. The representations and warranties of Holdings and the Borrowers contained herein, in any other Loan Document and in any certificate or other instrument delivered pursuant to this Agreement or any Loan Document shall be correct in all material respects as though made on and as of such date.

         (h) Officer's Certificate. The Administrative Agent shall have received certificates signed by a Responsible Officer of Holdings and the Borrowers confirming the satisfaction of the conditions precedent set forth herein on and as of the Closing Date. The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings designating its Financial Officer, as contemplated by clause (ii) of the definition of "Financial Officer" contained in Section 1.1 hereof.

         (i) Fees and Expenses. All fees and other consideration owing by Holdings or any of its Subsidiaries to the Lender Parties under the terms of this Agreement, the other Loan Documents, or any other document executed in connection herewith shall have been paid in full.

         (j) Legal Matters. All matters relating to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby shall be satisfactory to



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the Administrative Agent and its counsel. The Administrative Agent shall have received a legal opinion from Orrick Herrington & Sutcliffe LLP, satisfactory in form and substance to the Administrative Agent and such legal opinions in form and substance satisfactory to the Administrative Agent from legal counsel to such Foreign Subsidiaries as the Administrative Agent shall have reasonably requested.

         (k) Mining Plan. The Administrative Agent and the Banks shall have received and be satisfied with a mining plan as described in Section 6.13(a).

         (l) Financial Statements. The Administrative Agent and the Banks shall have received and be satisfied with (i) the audited balance sheets and related statements of income and cash flows of Holdings and its Subsidiaries as of and for the two fiscal years ended December 31, 2001 and (ii) unaudited financial information for three-quarter period ended September 30, 2002.

         (m) Projections. The Administrative Agent shall have received and be satisfied with financial projections of the consolidated balance sheets and statements of income and cash flows of Holdings and its Subsidiaries, prepared and presented in accordance with GAAP, for the five fiscal years ending December 31, 2007.

5.2  LOANS MADE AFTER CLOSING DATE.

     The obligation of the Banks to make Loans to the Borrowers hereunder from time to time after the Closing Date is subject to the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties contained in any Loan Document qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case on and as of the date of such Loan, except to the extent such representations expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date.

         (b) Compliance. At the time of and immediately following the consummation of such Loan or Loans, no Default or Event of Default shall have occurred and be continuing.

         (c) Notice of Borrowings. The applicable Borrower shall have provided
(i) a notice of borrowing to the Administrative Agent in substantially the form of Exhibit G and (ii) all other documents reasonably requested by the Banks related to the making of Loans hereunder.

     The making of each Loan shall be deemed to constitute a representation and warranty by Holdings and the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

5.3  LETTERS OF CREDIT ISSUED AFTER THE CLOSING DATE.

     The obligation of an Issuing Bank to issue, amend, renew or extend any Letter of Credit hereunder from time to time after the Closing Date is subject to the following conditions:



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         (a) Representations and Warranties. Each of the representations and warranties contained in any Loan Document qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, except to the extent such representations expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date.

         (b) Compliance. At the time of and immediately following the issuance, amendment, renewal or extension of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

         (c) Notice. The US Borrower shall have provided the notice required by
Section 3.2 hereof.

     Each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the US Borrower on the date thereof as to the matters specified in paragraphs (a) and
(b) of this Section.

5.4 CONDITIONS OF THE INITIAL LOAN TO A DESIGNATED SUBSIDIARY BORROWER. The obligations of the Banks to make Loans hereunder to a Designated Subsidiary Borrower are subject to the satisfaction of the following conditions:

         (a) Designated Subsidiary Borrower. Such Subsidiary shall be a Domestic Subsidiary, shall be listed on Schedule 1.1, or the Administrative Agent shall have given its written approval thereto in its sole discretion. The Administrative Agent shall have received a Designated Subsidiary Joinder Agreement, and, with respect to any Bank that has requested a promissory note pursuant to Section 2.2(e), a promissory note as contemplated by such Section, in each case duly executed by such Subsidiary.

         (b) Notice. The Administrative Agent shall have received at least 30 days' prior written notice from the US Borrower and Holdings requesting that such Subsidiary become a Borrower.

         (c) Corporate Documents. The Administrative Agent shall have received with respect to such Subsidiary, in each case certified to the satisfaction of the Administrative Agent, (i) a copy of each Organizational Document of such Subsidiary, including all amendments thereto, (ii) a certificate as to the good standing and charter documents of such Subsidiary (or similar certification applicable under local law), to the extent available under local law, (iii) a copy of resolutions duly adopted by the Board of Directors (or similar governing body) of such Subsidiary, authorizing the execution, delivery and performance of the Loan Documents, the borrowings hereunder, the appointment of the US Borrower as its agent for the purposes described in Section 2.18, and the other transactions contemplated hereby, (iv) an incumbency certificate in form satisfactory to the Administrative Agent and (v) such other documents as the Administrative Agent, or counsel to the Administrative Agent, may reasonably request.

         (d) Officer's Certificate. The Administrative Agent shall have received a certificate signed by a Financial Officer of Holdings and the US Borrower on behalf of such Subsidiary (i) stating that no Event of Default or Default shall have occurred and be continuing



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or would occur as a result of the addition of such Subsidiary as a Borrower hereunder, (ii) stating that the representations and warranties of Holdings and the Borrowers contained herein, in any other Loan Document and in any certificate or other instrument delivered pursuant to this Agreement or any Loan Document shall be correct in all material respects as though made on and as of such date and (iii) attaching certificates of insurance evidencing insurance maintained by or with respect to such Subsidiary, to the extent required by
Section 6.12.

         (e) Opinion. The Administrative Agent shall have received an opinion of counsel reasonably acceptable to the Administrative Agent with respect to such Subsidiary, in form and substance satisfactory to the Administrative Agent.

5.5 CERTAIN DELIVERIES AFTER CLOSING DATE. Within 60 days after the Closing Date, the Borrowers shall deliver to the Administrative Agent,

          (i) with respect to each Foreign Subsidiary whose stock has been pledged to the Collateral Agent under the Financing Documents, a copy of each Organizational Document of such Subsidiary, including all amendments thereto, certified, as of a recent date by a Financial Officer;

          (ii) with respect to each Foreign Subsidiary set forth on Schedule 5.1, such pledge agreements, documents, instruments, opinions and filings as the Administrative Agent shall require to perfect the security interest in the stock of such Subsidiary under relevant applicable foreign law, in each case to the extent not so delivered on or prior to the Closing Date; and

          (iii) with respect to all other Foreign Subsidiaries whose stock has been pledged to the Collateral Agent under the Financing Documents (other than Harborlite (U.K. Limited)), stock certificates representing 65% (or, if less, the amount owned by Holdings or its Domestic Subsidiaries) of the capital stock of each such Subsidiary (to the extent the law of formation of such Subsidiary contemplates certificated shares), accompanied by blank undated stock powers and duly executed for transfer (it being understood that, subject to Section 6.16, the Borrowers need not comply with foreign law in connection with the pledge of such stock).

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     Each of the Borrowers and Holdings covenants and agrees with each Bank that, so long as this Agreement shall remain in effect or any Obligation is outstanding, without the prior written consent of the Majority Banks, it will, and it will cause each Subsidiary to:

6.1  CORPORATE EXISTENCE.

     Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence and any necessary state or foreign qualifications (other than any qualifications the absence of which, in the aggregate, would not result in a Material Adverse



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Effect), except that the foregoing shall not prohibit mergers and consolidations permitted under Section 7.10).

6.2  OBLIGATIONS AND TAXES.

     Pay or discharge, or cause to be paid or discharged, before the same shall become delinquent

          (i) all taxes, assessments and governmental charges or levies lawfully imposed upon it or upon its income or profits or in respect of its property.

          (ii) all mineral and other royalties.

          (iii) all lawful claims for labor, materials and supplies.

          (iv) all required payments under any Permitted Indebtedness and

          (v) all other material obligations:

provided, however, that it shall not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and, if required by GAAP, appropriate reserves or accruals have been made with respect thereto.

6.3  PERFORMANCE UNDER AGREEMENTS.

     Perform its obligations under this Agreement, each Loan Document and each other material indenture, agreement or other instrument to which it is a party; provided, however, that it shall not be required to so perform its obligations under any such other material indenture, agreement or other instrument to the extent it shall reasonably believe in good faith that such performance is not required and, if required by GAAP, appropriate reserves or accruals have been made with respect thereto.

6.4  ACCESS TO PROPERTIES AND INSPECTIONS.

     Maintain financial records in accordance with reasonable and prudent accounting practices and controls sufficient to prepare the financial statements required by Section 6.11 and, upon reasonable written notice, at all reasonable times and as often as any Bank may reasonably request, permit any authorized representative of any Bank to visit and inspect its properties and records during normal business hours, and to make extracts from such records and permit any authorized representative of any Bank to discuss its affairs, finances and condition with such officers and, with the consent of a Responsible Officer of the US Borrower (which consent shall not be unreasonably withheld or delayed), with its independent public accountants, in each case as any Bank shall deem appropriate.



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6.5  DEFENSE OF CLAIMS.

     Use reasonable commercial efforts to vigorously defend itself and its properties from and against any lawsuits or claims which could reasonably be expected to result in a Material Adverse Effect unless the applicable Borrower reasonably believes it has no good faith defense to any such lawsuit or claim.

6.6  NOTICES OF LITIGATION OR CLAIMS.

     Promptly upon obtaining notice of the commencement thereof, provide the Administrative Agent with written notice of any of the following events if any such event could reasonably be expected to have a Material Adverse Effect:

         (a) the issuance by any court or Governmental Authority of any injunction, order or decision involving Holdings or any Subsidiary or any of their respective properties:

         (b) the filing or commencement of any action, suit or proceeding against or affecting Holdings or any Subsidiary or any of their respective properties whether at law or in equity or by or before any court or any federal, state, municipal, foreign or other Governmental Authority:

         (c) any imposition by any Governmental Authority of a Lien which is not a Permitted Lien;

         (d) any claim, demand or action impairing title to any of the properties or assets of Holdings or any Subsidiary; and

         (e) any other adverse action by or notice from a Governmental Authority with respect to Holdings or any Subsidiary or any of their respective properties (including any Environmental Claim),

in each case specifying, as applicable, (i) the details of the event or development requiring such notice and (ii) any action taken or proposed to be taken with respect thereto.

6.7  NOTICE OF CERTAIN ACTIONS.

     Furnish to the Administrative Agent as promptly as possible after obtaining knowledge of the occurrence thereof, written notice of

         (a) any Default or Event of Default hereunder,

         (b) any material default by Holdings or any Subsidiary under any other material agreement or instrument evidencing Indebtedness,

         (c) any development in the business or affairs of Holdings or any Subsidiary which is likely, in the reasonable judgment of Holdings, to have a Material Adverse Effect, or

         (d) the sale by Alleghany of any capital stock of Holdings,



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in each case specifying, as applicable, (i) the nature and extent thereof, (ii)
any rights of any other parties thereto with respect to termination, acceleration or similar provisions and (iii) any action taken or proposed to be taken with respect thereto.

6.8  COMPLIANCE.

     Comply with all Applicable Laws (including ERISA and Environmental Laws), and maintain all required clearances, consents, permits and governmental approvals, if the failure to comply with such Applicable Laws or failure to maintain such clearances, consents, permits and governmental approvals could reasonably be expected to have a Material Adverse Effect.

6.9  FURTHER ASSURANCES.

     Duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further documents, and to take all such further actions, as may be necessary or proper in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to maintain and preserve the perfection and priority of the Liens granted pursuant to the Financing Documents.

6.10 BUSINESS AND PROPERTIES.

         (a) At all times do or cause to be done all things necessary to

          (i) preserve, renew and keep in full force and effect the rights, licenses, permits, franchises and mining concessions necessary to, or used or useful in the conduct of, its Business; provided, however, that Holdings and the Subsidiaries will not be required to preserve, renew or maintain any right, license, permit or franchise if the Board of Directors or a Responsible Officer of the applicable Borrower(s) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and

          (ii) keep its properties used or useful in the conduct of its business in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto, all as in the judgment of Holdings or such Subsidiary may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section
     6.10 shall prevent Holdings and any Subsidiary from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Board of Directors or a Responsible Officer of the applicable Borrower(s), desirable in the conduct of the business of such Person.

         (b) As promptly as possible after obtaining knowledge of the occurrence thereof, furnish written notice to the Collateral Agent of the institution of any proceeding for the condemnation or other taking of any material property of Holdings or its Subsidiaries.



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6.11 FINANCIAL STATEMENTS AND REPORTS.

     Furnish to the Administrative Agent:

         (a) within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2002), (i) consolidated and consolidating balance sheets, income statements, cash flow statements and comparisons to budget showing their financial condition as of the close of such Fiscal Year and the results of their operations during such year of Holdings and the Subsidiaries, the consolidated financial statements to be audited by independent accountants of nationally recognized standing acceptable to the Administrative Agent and prepared in accordance with GAAP and (ii) summary information, in such detail as the Administrative Agent shall reasonably request, regarding any obligations of Holdings or any of its Subsidiaries in respect of forward sales contracts, commodities futures, options or similar hedging arrangements regarding commodities, and, if the Administrative Agent requests, copies of any instruments, agreements or other documents evidencing such obligations;

         (b) within 120 days after the end of each Fiscal Year, current and projected annual and cumulative budgets, operating plans and financial projections for Holdings and the Subsidiaries on a consolidated and consolidating basis, in each case in form satisfactory to the Administrative Agent, for such Fiscal Year and each succeeding Fiscal Year through the Final Maturity Date;

         (c) within 60 days after the end of the first three fiscal quarters of each Fiscal Year, commencing March 31, 2003, (i) the unaudited consolidating and consolidated balance sheets, income statements and cash flow statements (along with comparisons to budget), showing the financial condition and results of operations of Holdings and the Subsidiaries, as at the end of each such quarter and for the then elapsed portion of the fiscal year, in each case prepared in accordance with GAAP and (ii) summary information, in such detail as the Administrative Agent shall reasonably request, regarding any obligations of Holdings or any of its Subsidiaries in respect of forward sales contracts, commodities futures, options or similar hedging arrangements regarding commodities, and, if the Administrative Agent requests, copies of any instruments, agreements or other documents evidencing such obligations:

         (d) concurrently with the financial statements delivered pursuant to
Section 6.11(a) and (c), certificates of a Financial Officer of Holdings and concurrently with the financial statements delivered pursuant to Section 6.11(a) certificates of the independent auditors of Holdings, certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto:

         (e) concurrently with the statements delivered pursuant to Section 6.11(a) and (c), a report, in form and substance satisfactory to the Banks, describing

          (i) the activities of Holdings or any Subsidiary undertaken with respect to applicable Environmental Law and

          (ii) describing any Environmental Claim received by Holdings or any Subsidiary;



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         (f) concurrently with the statements delivered pursuant to Section
6.11(a) and (c), certificates of a Financial Officer of Holdings, certifying for the fiscal period then ended and as of the last day of such fiscal period compliance with the covenants set forth in Sections 7.11, 7.12 and 7.13 hereof, in each case showing the calculation thereof; and

         (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings and the Subsidiaries as any Bank may reasonably request.

     Each consolidated financial statement delivered in accordance with this Agreement shall be accompanied by a certificate of a Financial Officer of Holdings (and, in the case of year-end financial statements and reports, the independent auditors of Holdings) certifying that such statement fairly presents in all material respects the consolidated financial position and results of operations of Holdings and each Subsidiary at the dates thereof and for the periods then ended and has been prepared in accordance with GAAP, subject to normal year end adjustments, as appropriate. Each consolidating financial statement delivered in accordance with this Agreement shall identify each Material Subsidiary as of the date of such statement.

6.12  INSURANCE.

         (a) Maintain insurance (including, without limitation, business interruption insurance) on the business and properties of Holdings and each Subsidiary to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses, provided that primary insurance coverages for property and general liability will at all times be provided by insurance carriers rated at least A+, A1 or A by Standard & Poor's Ratings Services, Moody's Investors Services, Inc. or A.M. Best, respectively.

         (b) Maintain in full force and effect workers' compensation insurance (with respect to the Domestic Subsidiaries only) and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with, the use of any properties owned, occupied or controlled by Holdings or any Subsidiary, in each case as such Person shall deem reasonably necessary.

         (c) Each insurance policy required under Section 6.12(a) shall contain endorsements in form satisfactory to the Collateral Agent providing, among other things, that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of Holdings or any Subsidiary which might otherwise result in forfeiture of such insurance and that the insurer waives all rights of set off, counterclaim, deduction or subrogation against Holdings or any Subsidiary.

6.13 MINING PLAN.

     Prepare and deliver to the Banks

         (a) on each anniversary of the Closing Date, an annual calculation of minable reserves for a portion of the material mining properties of the US Borrower and its Subsidiaries (such materiality to be reasonably determined by the Administrative Agent), together with a


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detailed five year mine plan for such reserves and a conceptual mine plan for recovery of such reserves for an additional five year period (such portion to be determined by the US Borrower, but provided that the Banks shall have received, by the second anniversary of the Closing Date and the end of each successive two-year period thereafter, such information with respect to all such material mining properties), and

         (b) within 12 months of any Permitted Acquisition which involves material mining properties, the mine plans described in clause (a) above prepared with respect to such acquired mining properties.

6.14 ERISA.

     Comply in all material respects with the provisions of ERISA (or other similar legislation in the jurisdiction in which such Subsidiary is organized) applicable to the Plans or any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained by Holdings or any Subsidiary and (b) furnish to each Bank, as soon as possible, and in any event within 30 days after any Responsible Officer of Holdings or any Subsidiary knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, any Borrower or any ERISA Affiliate, or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Multiemployer Plan, a certificate of a Financial Officer of the applicable Borrower(s) setting forth the details thereof and the action that Holdings or such ERISA Affiliate proposes to take with respect thereto.

6.15 PROCEEDS.

     Use the proceeds of the Loans solely for the purposes set forth in the Preamble to this Agreement.

6.16 ADDITIONAL SUBSIDIARIES.

     Notify the Administrative Agent and the Banks if any additional Subsidiary is formed or acquired after the Closing Date and (a) if such Subsidiary is a Domestic Subsidiary, Holdings shall cause such Subsidiary to guaranty the Obligations within 15 Business Days after such Subsidiary becomes a Material Subsidiary and (b) if any shares of capital stock of such Subsidiary are owned by or on behalf of Holdings or any of its Domestic Subsidiaries, Holdings shall cause such shares to be pledged within 15 Business Days after such Subsidiary becomes a Material Subsidiary (except that, if such Subsidiary is a Foreign Subsidiary, the shares of capital stock of such Subsidiary to be pledged shall be limited to 65% (or, if less, the amount owned by Holdings or its Domestic Subsidiaries) of the issued and outstanding shares of each class of capital stock or other ownership interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such Subsidiary and 100% (or, if less, the amount owned by Holdings or its Domestic Subsidiaries) of the issued and outstanding shares of each class of capital stock or other ownership interests not entitled to vote (within the meaning of Treas. Reg, Section 1.956-2(c)(2)) of such Subsidiary).



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6.17 BANK ACCOUNTS. The US Borrower will maintain its primary operating accounts with the Administrative Agent until all Obligations have been paid in full and this Agreement has terminated. The fees applicable to such accounts shall not exceed the fees customarily charged by the Administrative Agent to comparable borrowers for similar accounts.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

     Each of the Borrowers and Holdings covenants and agrees with each Bank that, so long as this Agreement shall remain in effect or any Obligation is outstanding, without the prior written consent of the Majority Banks, it will not, and will not permit any Subsidiary to:

7.1  INDEBTEDNESS.

     Incur, create, assume or permit to exist any Indebtedness, except:

         (a) Indebtedness under this Agreement and the other Loan Documents;

         (b) Indebtedness between or among Holdings and the Subsidiaries which

          (i) in each instance is unsecured, and

          (ii) if the issuer of such Indebtedness is a Borrower or a Subsidiary Guarantor, such Indebtedness is subordinate in all respects to the payment in full of all Obligations under the Facility (provided that the terms of such subordination will permit (A) the repayment of Indebtedness of any Subsidiary (other than a Borrower) to a Borrower or a Subsidiary Guarantor and (B) if no Default or Event of Default has occurred and is continuing or will occur as a result of such repayment, the repayment of Indebtedness of a Borrower or a Subsidiary Guarantor to any Subsidiary);

         (c) any obligations in respect of forward sales contracts, commodities futures, options or similar hedging arrangements regarding commodities not to exceed $10 million outstanding at any one time determined on a marked-to-market basis in accordance with customary practice in the financial industry;

         (d) any Letter of Credit issued hereunder;

         (e) endorsements for collection or deposit in the ordinary course of business;

         (f) Capital Lease Obligations and other indebtedness secured by purchase money security interests created in the ordinary course and not to exceed $15 million principal amount at any time outstanding; and Indebtedness for letters of credit issued in the ordinary course and not to exceed $1 million in aggregate face amount at any time outstanding;

         (g) the Permitted Subsidiary Indebtedness;

         (h) Indebtedness to Alleghany



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          (i) not to exceed $25 million principal amount at any one time outstanding and

          (ii) which is subordinated in all respects to the payment in full of the Obligations of the Loan Parties to the Lender Parties in accordance with the Alleghany Subordination Agreement;

          (i) surety bonds issued in connection with reclamation obligations not to exceed $15 million outstanding at any one time:

         (j) Indebtedness arising under one or more carnets relating to the export or import of goods or goods temporarily brought into foreign countries obtained in the ordinary course of business; and

         (k) Indebtedness permitted under Sections 7.4 and 7.7 hereof.

7.2  NEGATIVE PLEDGE.

     Incur, create, assume or suffer or permit to exist any Lien on any property or assets (including the capital stock of any Subsidiary) or on any income or rights in respect of any thereof, except:

         (a) Liens granted to the Collateral Agent for the benefit of the Lender Parties pursuant to this Agreement, the Financing Documents, or any other Loan Document;

         (b) Liens incurred and arising out of surety bonds, appeal bonds, statutory obligations, bids, performance and return of money and similar obligations and pledges or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, old age pensions and other social security benefits;

         (c) Liens imposed by law, including carriers', warehousemen's, mechanics', landlords', materialmen's and vendors' Liens incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings and as to which it shall have set aside adequate reserves in accordance with GAAP;

         (d) Liens securing the payment of taxes, assessments and governmental charges or levies, either not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which it shall have set aside adequate reserves in accordance with GAAP;

         (e) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate impair the use of any parcel of property material to the operation of the business of Holdings or any Subsidiary or the value of such property for the purpose of the business of Holdings or any Subsidiary;



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         (f) Liens constituting purchase money security interests permitted by
Section 7.1(f) hereof;

         (g) Liens described on Schedule 7.2 attached hereto;

         (h) extensions and renewals of Liens permitted hereunder; provided, however, that the Indebtedness secured thereby is not increased and the Lien does not encumber any property not encumbered by the Lien so extended or renewed;

         (i) Liens on assets acquired in an Acquisition permitted under Section 7.7, and

         (j) Liens to secure Permitted Subsidiary Indebtedness; provided, however, that such Liens encumber only the property of the Foreign Subsidiary that has incurred such Indebtedness.

     Notwithstanding anything herein to the contrary, no Loan Party shall create, incur, assume, or suffer or permit to exist any Lien on the capital stock of any Subsidiary, or any part thereof or interest therein, except Liens granted pursuant to the Financing Documents.

7.3  RESTRICTED PAYMENTS.

     Declare or pay any dividends (other than dividends payable solely in shares of its capital stock) or make any other distribution to any security holder, whether in cash, property, securities or a combination thereof, or directly or indirectly redeem, repurchase, retire or otherwise acquire for a consideration, any shares of any class of its respective capital stock or other ownership interest or set apart any sum for the aforesaid purposes (any such dividend, distribution, redemption, purchase, retirement or acquisition being referred to herein as a "Restricted Payment") except as follows:

          (i) each Subsidiary shall be authorized to distribute to any Loan Party and Holdings shall be authorized to distribute to Alleghany such funds as shall be required to pay the obligations of such Person for reasonable federal, state, local and foreign income tax purposes in accordance with the Amended Tax Sharing Agreement dated as of January 1, 2001, between Alleghany and Holdings,

          (ii) each Subsidiary shall be authorized to make dividends or distributions from time to time to Holdings or another Subsidiary, provided that a Loan Party domiciled in the United States shall not make dividends or distributions to any Subsidiary domiciled outside of the United States,

          (iii) Holdings shall be authorized to declare or pay dividends or other distributions in respect of its capital stock during any fiscal year in an amount not to exceed 50% of Holdings' Net Income during the preceding fiscal year; provided, however, that no such dividend or other distribution shall be declared or paid by Holdings if any Default or Event of Default shall have occurred and be continuing; and provided further that if payment of a dividend or distribution is not otherwise prohibited under this clause
     (iii), Holdings may pay such dividend or distribution if the declaration thereof was



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     permitted under this clause (iii) even if such dividend relates to a year prior to the immediately preceding year,

(iv) the US Borrower shall be authorized to purchase shares of common stock of Holdings acquired by employees of the US Borrower or its Subsidiaries upon exercise of options granted under the 2001 Stock Option Plan, provided that such purchases are made in accordance with the terms of the 2001 Stock Option Plan and the related award agreements,

(v) the US Borrower shall be authorized to purchase from Holdings shares of common stock of Holdings to the extent required in order for the US Borrower to be able to deliver shares of common stock of Holdings upon exercise of options granted under the 2001 Stock Option Plan and

(vi) Holdings shall be authorized to declare and pay the Special Dividend; provided, however, that no Default or Event of Default shall have occurred and be continuing.

Any Restricted Payment permitted pursuant to this Section 7.3 may be made in the form of a dividend or distribution (including cancellation of Indebtedness) as the Person making such Restricted Payment shall determine. The making of any loan to an Affiliate (other than Holdings or a Subsidiary), or the repayment of any Indebtedness to an Affiliate (other than Alleghany (provided such repayment is in accordance with the terms of the Alleghany Subordination Agreement), Holdings or a Subsidiary) shall be a Restricted Payment for the purposes hereof.

7.4  INVESTMENTS.

     Purchase, directly or beneficially, any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in any other Person, including any Excluded Subsidiary (any such transaction, an "Investment") other than Permitted Investments and Investments

         (a) by Holdings in the US Borrower,

         (b) by the US Borrower in a Subsidiary Guarantor,

         (c) by a Loan Party in any other Subsidiary provided such Investment is in the form of equity or debt, and, if such Subsidiary is a newly formed Subsidiary and is a Material Subsidiary, the stock of such Subsidiary is first pledged to the Collateral Agent for the benefit of the Lender Parties in accordance with Section 6.16 hereof,

         (d) as permitted in accordance with Section 7.7 hereof,

         (e) by a Loan Party in any other Subsidiary resulting from the delivery of goods or the provision of services in the ordinary course of business,

         (f) by any Subsidiary (other than a Borrower or a Subsidiary Guarantor) in any other Subsidiary, and



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         (g) by Holdings or any Subsidiary in Persons that are not Subsidiaries;

provided, however, that, with respect to clauses (a) through (g) above, (i) in no event shall any Investment (other than a Permitted Investment) be made if any Default or Event of Default shall have occurred and be continuing, (ii) the aggregate amount of all Investments in Excluded Subsidiaries shall not exceed $5 million and (iii) the aggregate amount of all Investments (other than Permitted Investments and Investments in Excluded Subsidiaries) in (A) Persons that are not Subsidiaries and (B) Subsidiaries that are primarily engaged in businesses other than the production or marketing of Core Products shall not exceed $5 million in any Fiscal Year. In this Agreement, the term "Core Products" means
(w) diatomite, (x) perlite, (y) other industrial minerals that are the principal products produced by any business or Person, acquired by any Borrower or any Subsidiary with the prior written consent of the Majority Banks and (z) products that are produced through the refining or processing of diatomite, perlite or any such other industrial minerals.

7.5  NATURE OF BUSINESS.

         (a) Effect any material change in its business or create any new business or subsidiary (including any Excluded Subsidiary) which does not involve filtration, fillers, diatomite, perlite and/or other industrial minerals, and related materials and services.

         (b) Engage or invest in any business relating to the recycling of spent filter cake at locations other than Celite's existing facilities without

          (i) providing an environmental assessment, in form and substance satisfactory to the Majority Banks, of such proposed activity, and

          (ii) receiving written acknowledgement from the Majority Banks of their receipt and satisfaction with such report.

         (c) Engage in any business involving the disposal in landfills or other means of permanent storage of spent filter cake without

          (i) providing an environmental assessment, in form and substance satisfactory to the Majority Banks, of such proposed disposal activities, and

          (ii) receiving written acknowledgment from the Majority Banks of their receipt and satisfaction with such report.

7.6  ASSET SALES.

     Make any Asset Sale, unless

         (a) such Asset Sale is for consideration reasonably believed by the Borrowers to be at least equal to the Fair Value of the assets being sold or

         (b) the Borrowers obtain the prior written consent of the Majority
Banks.



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7.7  ACQUISITIONS.

     Acquire all or a substantial part of the assets or stock of any other Person, or a substantial part of the assets of a division of such Person (an "Acquisition"), unless:

         (a) no Default or Event of Default (i) has occurred and is continuing or (ii) will occur after giving effect to such Acquisition;

         (b) the Acquisition does not involve aggregate consideration exceeding $25 million;

         (c) the consideration for such Acquisition, when added to the consideration for all Acquisitions consummated during the twelve month period immediately preceding the closing of such Acquisition, does not exceed $25 million;

         (d) if the Acquisition involves the acquisition of entities or assets not primarily engaged in the diatomite or perlite businesses, the consideration for such Acquisition, when added to the consideration for all such Acquisitions consummated on and after the Closing Date, does not exceed $10 million;

         (e) no Third Party Financing is used to effect such Acquisition;

         (f) if the Acquisition involves aggregate consideration exceeding $15 million, Holdings shall provide to the Banks, at least 15 days prior to the consummation of such Acquisition (provided that Holdings shall use its best efforts to provide such information to the Banks at least 30 days prior to such Acquisition), (i) an income statement and a statement of cash flows, in each case covering the twelve month period ending on the last day of the most recently completed fiscal quarter for which financials were last provided with pro forma adjustments to reflect the consummation, on the first day of such period, of such Acquisition (including the incurrence of any related Loans under this Agreement), (ii) a balance sheet as of the last day of the most recently completed fiscal quarter for which financials were last provided, with pro forma adjustments to reflect the consummation of such Acquisition (including the incurrence of any related Loans under this Agreement), (iii) certificates of a Financial Officer of Holdings, certifying compliance with the covenants set forth in Sections 7.11, 7.12 and 7.13 hereof as of the most recently ended month both prior to consummation of such acquisition and, on a pro forma basis, immediately after such consummation, in each case showing the calculation thereof and (iv) projected financial statements prepared on a pro forma basis reflecting consummation of the Acquisition and covering the twelve-month period immediately following such consummation, which financial statements shall reflect a projected EBITDA ("Projected EBITDA") deficit of not more than $3,000,000, as a result of such Acquisition; provided that no such Acquisition shall be consummated without prior written consent of the Majority Banks if the Projected EBITDA for such Acquisition, when added to the Projected EBITDA for all Acquisitions incurred on and after the Closing Date (in each case calculated immediately prior to the consummation of each respective Acquisition) would result in a deficit of more than $7,500,000;


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         (g) the pro forma financial statements provided pursuant to subsection
(d) above shall show that the financial covenants set forth in Sections 7.11,
7.12 and 7.13 shall have been satisfied on such pro forma basis; and

         (h) the Borrowers shall have taken all steps necessary to pledge as security for the Facility capital stock acquired in any Acquisition in accordance with Section 6.16 hereof;

provided, however, that Holdings or any Subsidiary may effect an Acquisition using Third Party Financing if

          (i) no Default or Event of Default (A) has occurred and is continuing or (B) will occur as a result of such Acquisition,

          (ii) the entity or business to be acquired in such Acquisition is engaged primarily in one or more of the businesses referred to in Section 7.5(a),

          (iii) 50% of the aggregate consideration involved in such Acquisition is provided as a Parent Contribution in the form of equity or subordinated debt,

          (iv) the Borrowers shall have (A) notified the Banks of all material terms of such proposed Acquisition, (B) given the Banks reasonable time to prepare bids on providing such additional debt financing and (C) considered in good faith the terms of a Bank's bid, if any,

          (v) the Borrowers shall have created a special purpose subsidiary (an "Excluded Subsidiary") to effect such Acquisition and recourse under such Third Party Financing shall be limited to the assets or capital stock of such Excluded Subsidiary,

          (vi) no Guaranty or other commitment with respect to such Excluded Subsidiary shall be entered into by Holdings, any Borrower or any Subsidiary,

          (vii) if required under Section 7.4, the Administrative Agent, on behalf of the Banks, shall have received documentation in form and substance acceptable to the Collateral Agent, to pledge as security for the Facility the capital stock of such Excluded Subsidiary in accordance with
     Section 6.16 hereof, provided, however, that any pledge under this Section
     7.7 may be junior to any pledge granted to secure such Third Party
     Financing.

Any Acquisition permitted under this Section 7.7, is herein referred to as a "Permitted Acquisition."

7.8  TRANSACTIONS WITH AFFILIATES.

         (a) Except as permitted by Section 7.4, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (including an Excluded Subsidiary but excluding Holdings or any of its Subsidiaries), except



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          (i) upon terms which are not less favorable and reasonable than those obtainable in an arm's length transaction with a Person who is not an Affiliate or

          (ii) any management agreement, entered into in the ordinary course of the Borrowers' business, pursuant to which any Borrower provides reasonable management services to any Affiliate in which Holdings or one of its Subsidiaries owns a material amount of capital stock.

         (b) Enter into any transaction providing for the purchase, sale, lease or exchange of any property or the rendering of any service involving a Loan Party, on the one hand, and any other Subsidiary on the other hand, except in the ordinary course of business and upon terms which are not less favorable to such Loan Party than those obtainable in an arm's length transaction with a Person who is not an Affiliate of Holdings.

7.9  SALE AND LEASEBACK TRANSACTIONS.

     Enter into any Sale and Leaseback Transaction.

7.10 MERGER OR CONSOLIDATION.

     Merge into or consolidate or combine with any other Person; provided, however, that this provision shall not prohibit the merger or consolidation of a wholly owned Subsidiary (other than an Excluded Subsidiary) with or into a Borrower, a Subsidiary Guarantor or another wholly owned Subsidiary which is not an Excluded Subsidiary or as otherwise permitted in accordance with Section 7.7 hereof if

          (i) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing,

          (ii) immediately after giving effect to such transaction, all shares of capital stock that have been pledged pursuant to the Loan Documents shall continue to be pledged, and

          (iii) the Borrowers shall deliver a certificate of a Financial Officer and an opinion of counsel satisfactory in form and substance to the Administrative Agent to the effect that such transaction complies with clauses (i) and (ii) above.

7.11 INTEREST COVERAGE.

     Permit the ratio of (a) EBITDA for any four consecutive quarter period less actual Capital Expenditures for such four consecutive quarter period to (b) Interest Expense for such four consecutive quarter period to be less than 3.0x.

7.12 DEBT TO WORTH.

     Permit the ratio of (a) Total Indebtedness to (b) Total Capitalization to at any time exceed 40%.


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7.13 NET WORTH.

     Permit Net Worth at any time to be less than the sum of (i) either (x) if the Special Dividend shall have been consummated, $185,000,000, or (y) if the Special Dividend shall not have been consummated, $205,000,000, plus (ii) with respect to each fiscal year ending after December 31, 2002, 50% of Net Income for such fiscal year (with no deduction for a net loss in such fiscal year), such increase to take place on the last day of such fiscal year.

7.14 FISCAL YEAR.

     Effect any change in the Fiscal Year without obtaining the prior written approval of the Majority Banks and making any necessary amendments to the provisions of this Agreement.

7.15 RESTRICTIVE AGREEMENTS.

     Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or materially restricts or imposes any material condition upon (a) the ability of Holdings, any Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to guarantee Indebtedness of any Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.15 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any property or assets of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions and conditions contained in joint venture agreements, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause
(a) of the foregoing shall not apply to customary provisions in leases, licenses and similar contracts restricting the subletting, assignment or transfer thereof, or any property or asset the subject thereof.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

8.1  DEFAULTS.

     In case of the happening of any of the following events (each, an "Event of Default"):

         (a) any Borrower shall fail to make any payment on principal of any Loan when and as the same shall become due and payable including at the due date thereof, by acceleration or otherwise; or




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         (b) any Borrower shall fail to pay any interest or Fee due hereunder or in connection herewith when and as the same shall become due and payable, whether at the due date thereof, by acceleration or otherwise, and such failure shall continue for more than two Business Days following the date such payment was due; or

         (c) the US Borrower shall fail to pay any Reimbursement Obligation when and as the same shall become due or payable; or

         (d) default shall be made in the due observance or performance of any covenant or agreement contained in Article VII of this Agreement or any covenant or agreement of the Borrower pursuant to Sections 5.5, 6.1, 6.6, 6.7 or 6.12; or

         (e) default shall be made in the due observance or performance of any other covenant or agreement to be observed or performed under this Agreement or in any other Loan Document, and such default shall continue unremedied for 30 days after written notice thereof to the Borrowers by the Administrative Agent; or

         (f) any representation or warranty contained in this Agreement or in any other Loan Document or in any report, certificate, financial statement or other instrument furnished pursuant to this Agreement shall prove to have been false or misleading in any material respect when made or furnished; or

         (g) Holdings or any Material Subsidiary shall

          (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law,

          (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition,

          (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property or assets,

          (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

          (v) make a general assignment for the benefit of creditors,

          (vi) fail generally to pay its debts as they become due or

          (vii) take any corporate or stockholder action in furtherance of any of the foregoing; or

         (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking



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          (i) relief in respect of Holdings or any Material Subsidiary or of any substantial part of the property or assets thereof, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law,

          (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any such Person or for any substantial part of its property, or

          (iii) the winding up or liquidation of any such Person, and such proceeding, petition or order shall continue unstayed and in effect for a period of 60 consecutive days, or

         (i) a final judgment for the payment of money in an amount in excess of $5,000,000 shall be rendered by a court or other tribunal against Holdings or any Subsidiary and shall remain undischarged for a period of 60 consecutive days during which execution of any such judgment shall not have been effectively stayed, bonded or vacated; or

         (j) any event shall occur or fail to occur if the effect of such occurrence or failure is to accelerate the maturity of Indebtedness for borrowed money or Capitalized Lease Obligations aggregating $2,500,000 of Holdings or any Subsidiary (other than any Loan or Letter of Credit Exposure hereunder) or to permit the holder thereof (or a trustee on behalf of such holder) to cause such Indebtedness to become due prior to the stated maturity thereof and such occurrence or failure shall not have been remedied within any applicable period of grace, or any such Indebtedness shall not be paid when due, whether by acceleration or otherwise; or

          (k) (i) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan,

          (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan,

          (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA,

          (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,

          (v) Holdings or any Subsidiary or any ERISA Affiliate thereof shall, or is, in the reasonable opinion of the Majority Banks, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or

          (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject Holdings or any Subsidiary to any tax, penalty or other liabilities which, if the then




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     present value thereof (estimated in good faith by such Person) were deducted from the then total assets of such Person, could reasonably be expected to have a Material Adverse Effect; or

         (l) any of the other Loan Documents shall cease to be in full force and effect, enforceable in accordance with its terms or any security interest purported to be created by the Financing Documents shall cease to be a valid and perfected first priority security interest or first priority Lien, as applicable, subject to any Permitted Liens or any Loan Party shall assert the invalidity of any such security interest or Lien; or

         (m) any Expropriatory Action shall have been taken by any Person against capital stock of Holdings or any Subsidiary having a Fair Value in excess of $5,000,000, provided, however, that the Borrowers will be permitted to cure such default within 30 days of the occurrence thereof, by making a payment with respect to then outstanding Loans to the Administrative Agent, on behalf of the Banks, in an amount equal to the Fair Value of the capital stock subject to such Expropriatory Action; or

         (n) Holdings shall cease to be the record and beneficial owner of all of the outstanding shares of the capital stock of the US Borrower, or the US Borrower shall cease to be, directly or indirectly, the record and beneficial owner of all of the outstanding shares of the capital stock of the other Borrowers and the Subsidiary Guarantors; or

         (o) either (i) Alleghany shall cease to own of record and beneficially at least 80% of the outstanding capital stock of Holdings or (ii) Alleghany shall distribute all or a portion of such stock to its shareholders such that it ceases to own of record and beneficially at least 80% of such stock and, at any time thereafter, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable) is or becomes the "beneficial owner," directly or indirectly, of more than 30% of the total voting power in the aggregate of all classes of capital stock of Holdings then outstanding normally entitled to vote in elections of directors; or

         (p) any event or condition shall occur which the Majority Banks reasonably believe could have a Material Adverse Effect (disregarding, for purposes of this Section 8.1(p), clause (b) of the definition of Material Adverse Effect contained in Section 1.1 hereof);

then, and in any such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall, upon the written request of the Majority Banks, by notice to the Borrower, take any of the following actions at the same or different times:

          (i) terminate forthwith the Commitment of the Banks under the Facility,

          (ii) declare any Loans then outstanding to be forthwith due and payable, whereupon the entire unpaid principal of such Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrowers accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby




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     expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding, and

          (iii) refuse to issue any additional Letters of Credit and demand that the Borrowers provide to the Collateral Agent cash collateral in an amount equal to the Letter of Credit Exposure, such collateral to be deposited in the Cash Collateral Account to be held by the Collateral Agent for the benefit of the Lender Parties;

and in any event described in paragraph (g) or (h) above, the Commitment of the Banks under the Facility shall automatically terminate (together with all obligations to issue Letters of Credit) and any Loans shall automatically become due and payable and the Borrowers shall be obligated to provide cash collateral to the Administrative Agent as described in clause (iii), all without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrowers, anything contained herein to the contrary notwithstanding.

                                   ARTICLE IX

                              THE ADMINISTRATIVE AGENT

     In order to expedite the various transactions contemplated by this Agreement, UBOC is hereby appointed to act as Administrative Agent and Collateral Agent. Each Bank hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent, respectively, to take such action on behalf of such Bank under the terms and provisions of this Agreement and the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent and the Collateral Agent, respectively, by the terms and provisions hereof and thereof, together with such powers as are reasonable incidental thereto.

     Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided in this paragraph, the Administrative Agent or the Collateral Agent may resign at any time by notifying the Banks and the Borrowers. Upon any such resignation, the Majority Banks shall have the right, with the consent of the Borrowers except during an Event at Default, to appoint a successor. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Banks and the Issuing Bank, appoint a successor Administrative Agent or Collateral Agent. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent's or Collateral Agent's resignation hereunder, the provisions of this Article, Section 11.4 and Section
11.5 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, or any of the respective directors,




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officers, employees or agents in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent.

     The Administrative Agent is hereby expressly authorized on behalf of the Banks, without hereby limiting any implied authority,

         (a) to receive on behalf of each Bank any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder paid to the Administrative Agent, and promptly to distribute to each Bank its proper share of all payments so received.

         (b) to give notice within a reasonable time on behalf of each of the Banks to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge, and

         (c) to distribute promptly to each Bank copies of all notices, agreements and other material as provided for in this Agreement as received by the Administrative Agent.

     The Collateral Agent is hereby expressly authorized on behalf of the Lender Parties, without hereby limiting any implied authority,

         (a) to execute, directly or through duly empowered attorneys in fact, any instrument or deed that may be required for the execution of Collateral for the benefit of the Lender Parties,

         (b) to receive and hold on behalf of the Lender Parties any instrument or certificate which constitutes Collateral,

         (c) to give notice within a reasonable time on behalf of each of the Banks to any Guarantor or any Borrower of any event of default specified in any Loan Document of which the Collateral Agent has actual knowledge, and

         (d) to take any and all action on behalf of the Banks permitted under the terms any Loan Document.

The Collateral Agent may, in its discretion and without the consent of the Banks, appoint subagents to act as the Collateral Agent in any jurisdiction or with respect to any Collateral.

     For the sole purpose of taking a security interest in the Collateral in any country other than the United States (including, without limitation, France and The Netherlands), the Collateral Agent shall be the joint and several creditor of each of the Obligations owed by the Loan Parties to the other Lender Parties. The Collateral Agent shall have its own independent right to demand payment or performance of any Obligations owed by the Loan Parties, provided that the Collateral Agent shall receive the written consent of the Majority Banks prior to exercising such right. The Collateral Agent agrees to distribute any amounts paid to the Collateral Agent by any Loan Party in satisfaction of such Loan Party's Obligations to the other Lender Parties in accordance with this Agreement and the Loan Documents. The payment or performance of any




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Obligations to the Collateral Agent shall discharge the corresponding
Obligations to the other Lender Parties.

           Neither the Administrative Agent, the Collateral Agent, nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them hereunder except for such Person's own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith or be required to ascertain or to make any inquiry concerning the performance or observance by Holdings or any other Loan Party of any of the terms, conditions, covenants or agreements of this Agreement or any other Loan Document. The Administrative Agent and the Collateral Agent shall not be responsible to the Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Loan Documents or any other instrument or agreement to which reference is made herein, The Administrative Agent and the Collateral Agent may deem and treat the payee of any Loan as the owner thereof for all purposes hereof until it shall have received from the payee of such Loan notice, given as provided herein, of the transfer thereof. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Majority Banks, and, except as otherwise specifically provided herein, such instructions and any action taken or failure to act pursuant thereto shall be binding on all the Banks. Each of the Administrative Agent and the Collateral Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. None of the Lender Parties or any of their respective directors, officers, employees or agents shall have any responsibility to Holdings, any Borrower, or any other Person on account of the failure or delay in performance or breach by any other Bank of any of its obligations hereunder or to any other Bank on account of the failure of or delay in performance or breach by such other Bank, Holdings, or any Borrower, or any other Person of any of their respective obligations hereunder or in connection herewith. The Administrative Agent and the Collateral Agent may execute any and all their respective duties hereunder by or through agents or employees and shall be entitled to advice of legal counsel selected by the Administrative Agent with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     Any Person serving as the Administrative Agent or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent or Collateral Agent. Each of the Administrative Agent, the Collateral Agent and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers and their Affiliates as if it were not the Administrative Agent, the Collateral Agent or such an Affiliate.

     Each Bank agrees

          (i) to reimburse each of the Administrative Agent and the Collateral Agent in the amount of such Bank's Pro Rata Share of any expenses incurred for the benefit of the Banks by such Administrative Agent or Collateral Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Banks, not reimbursed by the Loan Parties and


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          (ii) to indemnify and hold harmless the Administrative Agent, the
     Collateral Agent and any of their respective directors, officers, employees or agents, on demand, in the amount of such Bank's Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in such capacity or in any way relating to or arising out of this Agreement, any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent not reimbursed by the Loan Parties, provided, however, that no Bank shall be liable to the Administrative Agent or the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent, as the case may be, or of any of the directors, officers, employees or agents of such Person.

     Each Bank acknowledges that it has, independently and without reliance upon any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents and to make Loans as contemplated hereby. Each Bank also acknowledges that it will, independently and without reliance upon any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE X

                     HOLDINGS GUARANTY; US BORROWER GUARANTY

10.1 GUARANTY BY HOLDINGS AND THE US BORROWER.

     Holdings hereby absolutely, unconditionally and irrevocably guarantees to the Lender Parties and their successors and assigns, as primary obligor and not merely as surety, the full and punctual payment and performance of all Obligations of the Borrowers to the Lender Parties, when and as due, whether at maturity, by acceleration, or upon a date fixed for prepayment or mandated prepayment (the "Holdings Guaranty"). The US Borrower hereby absolutely, unconditionally and irrevocably guarantees to the Lender Parties and their successors and assigns, as primary obligor and not merely as surety, the full and punctual payment and performance of all Obligations of the other Borrowers to the Lender Parties, when and as due, whether at maturity, by acceleration, or upon a date fixed for prepayment or mandated prepayment (the "US Borrower Guaranty," and, together with the Holdings Guaranty, the "Parent Guaranties"). In their capacities as guarantors under this Article X, Holdings and the US Borrower are each referred to as a "Parent Guarantor" and, collectively, the "Parent Guarantors". The Obligations of the Parent Guarantors under this Article X shall be joint and several.

     The liability of each Parent Guarantor hereunder is as a guarantor of payment and performance, and not merely of collectability, and is not conditioned or contingent upon the enforceability of the Loan Documents or any other instruments relating to the creation or




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performance of the Obligations or the pursuit by the Lender Parties of any remedies which they now have or may hereafter have under any Loan Document, at law, in equity or otherwise. None of the Lender Parties need inquire into the power of the Borrowers or the authority its officers or agents acting or purporting to act on its behalf. Nothing contained in this Article X shall prevent the Lender Parties from suing or from exercising any rights available to them hereunder, under any of the Loan Documents or under applicable, law, and the exercise of any of such rights shall not constitute a legal or equitable discharge of any Parent Guarantor. Each Parent Guarantor shall continue to be liable under this Parent Guaranty and the provisions hereof shall remain in full force and effect notwithstanding the occurrence of any or all of the following, none of which shall require notice to such Parent Guarantor;

         (a) any modification, agreement, stipulation or course of dealing between any Borrower and any Lender Party with respect to the Obligations or any other matter relating to the Loan Documents, including, without limitation, any alteration, compromise, acceleration, extension or change in the time or manner for the payment or performance of any Obligations, any increase or reduction in the rate of interest charged on funds borrowed pursuant to the Loan Documents;

         (b) any waiver of or failure to enforce any of the terms, covenants or conditions contained in the Loan Documents;

         (c) any waiver of any right or remedy against any Borrower or against any other Person, including, without limitation, any other guarantor, with respect to all or any portion of such Borrower's or such other Person's liability for or with respect to the Obligations;

         (d) the addition or substitution of one or more guarantors of any or all of the Borrowers' Obligations under the Loan Documents;

         (e) the subordination of any rights with respect to any security given for the Borrowers' Obligations or the acceptance of any additional or substituted security therefor;

         (f) the foreclosure of any Lien with respect to any or all of the real or personal property now or hereafter securing any of the Obligations, whether by exercise of a power of sale contained therein, by an action for judicial foreclosure or by acceptance of a deed in lieu of foreclosure. As security for the performance of its obligation under this Article X, Holdings shall execute and deliver to the Collateral Agent for the benefit of the Lender Parties the Holdings Pledge Agreement. As security for the performance of its obligation under this Article X (as well as its other Obligations under the Loan Documents), the US Borrower shall execute and deliver to the Collateral Agent for the benefit of the Lender Parties the Borrower Pledge Agreement.

10.2 GUARANTORS' WAIVERS.

     Each Parent Guarantor hereby irrevocably waives and relinquishes, and agrees not to assert or take advantage of, to the maximum extent permitted by law in each jurisdiction in which the enforcement of such waiver is sought, any and all rights, remedies and defenses accorded by Applicable Law to guarantors or sureties. In addition to, not in limitation of the



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immediately preceding sentence, each Parent Guarantor hereby expressly waives and relinquishes, and agrees not to assert or take advantage of, to the maximum extent permitted by law in each jurisdiction in which the enforcement of such waiver is sought, the following rights, remedies and defenses:

         (a) notice of acceptance of this Guaranty;

         (b) notice of the existence, creation, incurrence, renewal, extension, modification or accrual of any Obligations of any Borrower to the Lender Parties;

         (c) notice of any action on the part of any Borrower, the Lender Parties or any creditor of any Borrower or Holdings, or on the part of any other Person whomsoever relating to the Obligations or the Loan Documents, including, without limitation, notice of enforcement of any right or remedy with respect thereto, except as otherwise expressly set forth herein;

         (d) any statute of limitations affecting such Parent Guarantor's or any Borrower's liability hereunder or the enforcement thereof;

         (e) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any Person or the failure of any Lender Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any Person;

         (f) the right to require the Lender Parties to proceed against any Borrower or any other Person (including, without limitation, any other guarantor), or to proceed against or exhaust any security or collateral held by the Lender Parties at any time, or to enforce any other right or pursue any other remedy, and such Parent Guarantor expressly agrees that the Lender Parties may enforce this Guaranty without the necessity of resorting to or exhausting any security or collateral and without the necessity of proceeding against any Borrower, the other Parent Guarantor or any other Person;

         (g) any defense based upon an election of remedies by the Lender
Parties;

         (h) any other defense based upon destruction or diminution of such Parent Guarantor's rights against any Borrower or any Borrower's assets, whether or not hypothecated as security;

         (i) any defense arising by reason of any invalidity or unenforceability of any of the Loan Documents or any provision thereof, or any disability of any Borrower or any guarantor or of any manner in which the Lender Parties have exercised their rights and remedies under the Loan Documents;

         (j) any defense based on any action taken or omitted by any Lender Party in any proceeding of the type referred to in Section 8.1(g) or (h) involving any Borrower or any guarantor, including any election to have the Lender Parties' claim(s) allowed as being secured, partially secured or unsecured, any extension of credit by any Bank to any Borrower in any such proceeding and the taking and holding by such Bank of any security for any such extension of credit;




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         (k) any duty of any Lender Party to advise the Parent Guarantors of any information known to such Lender Party regarding the financial condition of the Borrowers and all other circumstances affecting the Borrowers' ability to perform the Obligations, it being agreed that the Parent Guarantors assume the responsibility for being and keeping informed regarding such condition or any such circumstances;

         (l) any rights of subrogation, reimbursement, exoneration, contribution and indemnity, and any rights or claims of any kind or nature against any Borrower which arise out of or are caused by this Parent Guaranty, and any rights to enforce any remedy which any Lender Party now has or may hereafter have against any Borrower, and any benefit of, and any right to participate in, any security now or hereafter held by any Lender Party;

         (m) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and

         (n) without limiting the generality of the foregoing or any other provision of this Parent Guaranty, any rights, defenses and benefits which might otherwise be available to any Parent Guarantor under California Civil Code Sections 2787 to 2855, inclusive (including without limitation, California Civil Code Sections 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849 and 2850), 2899 and
3433, and any successor sections.

     Each Parent Guarantor's sole right with respect to any foreclosure of collateral or security for any of the obligations shall be to bid at the sale thereof in accordance with applicable law. The Lender Parties may also bid at any such sale, and in the event such collateral is sold to any Lender Party in whole or in partial satisfaction of the Obligations, no Parent Guarantor shall have any further right or interest with respect thereto, including, without limitation, any right of redemption, whether arising under law or in equity.

10.3 BANKRUPTCY.

         (a) No Effect on Guaranty. The obligations of the Parent Guarantors under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of any Borrower, or by any defense or decision of any court or administrative body resulting from any such proceeding. Any interest on the Obligations which accrues after the commencement of any such proceeding (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such proceeding, such interest as would have accrued on any such portion of the Obligations if such proceeding had not been commenced) shall be included in the Obligations for the purposes hereof, each Parent Guarantor expressly agreeing that its liability pursuant to this Guaranty shall be determined without regard to any rule of law or order arising out of such proceeding which may relieve any Borrower of liability for any portion of the Obligations. The Parent Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors, or similar Person, to pay the Lender Parties, or to allow the claim of the Lender Parties with respect to, any such interest accruing after the date on which such proceeding is commenced. In the event that all or any portion of the Obligations are paid or performed by the Borrowers, the obligations of




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the Parent Guarantors hereunder shall continue and remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from the Lender Parties as a preference, fraudulent transfer or otherwise.

         (b) Filing of Claims. In any bankruptcy or other proceeding involving any Borrower in which the filing of claims is required or permitted by law, each Parent Guarantor shall file all claims that it may have against any Borrower relating to any Indebtedness of such Borrower to such Parent Guarantor, and will assign to the Collateral Agent on behalf of the Lender Parties all rights of such Parent Guarantor thereunder. If such Parent Guarantor does not file any such claim, the Collateral Agent, as attorney in fact for such Parent Guarantor, is hereby authorized to do so in the name of such Parent Guarantor, or, in the Collateral Agent's discretion, to assign the claim to a nominee and to cause a proof of claim to be filed in the name of the Collateral Agent's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Collateral Agent or its nominee shall have the sole right to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In any such case, whether in administration, bankruptcy or otherwise, the Person authorized to pay such claim shall pay to the Collateral Agent, on behalf of the Lender Parties, the amount payable on such claim and, to the full extent necessary for that purpose, such Parent Guarantor hereby assigns to the Collateral Agent, on behalf of the Lender Parties, all of such Parent Guarantor's rights to any such payments or distributions to which such Parent Guarantor would otherwise be entitled; provided, however, that such Parent Guarentor's obligations hereunder shall not be satisfied except to the extent that the Collateral Agent receives cash by reason of any such payment or distribution. If the Collateral Agent receives anything hereunder other than cash, the same shall be held as additional collateral for amounts due under this Guaranty.

10.4 PAYMENT.

     In furtherance of the provisions of this Article and not in limitation of any other right which any Lender Party may have at law or in equity against any Parent Guarantor by virtue of this Guaranty or otherwise, upon the failure of any Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, upon a date fixed for prepayment or mandatory prepayment or otherwise, each Parent Guarantor hereby promises to, and will, upon receipt of a written or telexed demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the Lender Parties, in cash, the amount of such unpaid Obligation.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1 NOTICES.

     All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Agreement shall be in writing (including telecopy) and shall be deemed to have been duly given and received if delivered personally or if sent by nationally recognized




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overnight courier, by telecopier or by first class, registered or certified mail, return receipt requested, to such party at its address as follows:

         (a) if to any Borrower or Holdings, to:

                             World Minerals Inc.
                             137 West Central Avenue
                             Lompoc, California 93436
                             Attention: Mr. John F. Liechty,
                             Senior Vice President, Finance
                             Telephone:  (805) 737-2424
                             Telecopier:  (805) 737-2496

              with a copy to:

                             World Minerals Inc.
                             130 Castilian Drive
                             Goleta, California 93117
                             Attention:  Marc E. Fleischman, Esq.
                             Senior Vice President, Secretary and
                             General Counsel
                             Telephone:  (805) 562-0250
                             Telecopier:  (805) 562-0299

         (b) if to UBOC, as Administrative Agent, to:

                              Union Bank of California, N.A.
                              445 South Figueroa Street, 10th Floor
                              Los Angeles, California 90071
                              Attention:  Richard J. Salmon
                              Telephone:  (213) 236-7688
                              Telecopier:  (213) 236-7635

         (c) if to any other Bank, to it at its address (or telecopy number) set forth on its Administrative Questionnaire.

     Any such notice, demand or request so delivered shall be deemed to have been received (i) on the day of actual delivery in the case of personal delivery or telecopier delivery, (ii) on the next business day after the date when sent in the case of delivery by nationally recognized overnight courier, or (iii) on the fifth business day after the date of deposit in the U.S. mail in the case of mailing. Any party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different person to which all such notices, demands or requests thereafter are to be addressed.

11.2 SURVIVAL OF AGREEMENT.

     All representations and warranties made by any Loan Party herein and in the other Loan Documents and in any certificate or other instrument prepared or delivered pursuant to this


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Agreement or any other Loan Document (i) shall be considered to have been relied upon by the Lender Parties and (ii) shall survive the making of Loans by the Banks and all covenants and agreements made by any Loan Party herein or in any other Loan Document and continue in full force and effect as long as any principal of or accrued interest on any Loan, any Fee, any Reimbursement Obligation or any other amount payable under or in connection with this Agreement or any other Loan Document is outstanding and unpaid.

11.3 SUCCESSORS AND ASSIGNS; SYNDICATIONS; LOAN SALES; PARTICIPATIONS.

         (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of any Loan Party or any Lender Party that are contained in this Agreement or any other Loan Document shall bind and inure to the benefit of their respective successors and assigns.

         (b) Each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans at the time owing to it and its rights, titles and interests under the other Loan Documents); provided, however, that

          (i) except in the case of an assignment to a Bank or an Affiliate of a Bank, the written consent of the Administrative Agent, the Issuing Bank and the US Borrower (which consent shall not be unreasonably withheld or delayed (it being agreed that the US Borrower may withhold its consent to an Eligible Assignee based on its prior experience with such Assignee and such withholding shall be deemed to be reasonable) and, in the case of the US Borrower, shall not be required if an Event of Default has occurred and is continuing) to such assignment shall have been given,

          (ii) such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement (other than, in the case of the Issuing Bank, any rights or obligations relating to the Letters of Credit),

          (iii) except in the case of an assignment to a Bank or an Affiliate of a Bank, the Pro Rata Share of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the Pro Rata Share of the Commitment of such Bank remaining after such assignment shall not be less than $5,000,000 or shall be zero,

          (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, subject to such assignment and a processing and recordation fee of $3,500,

          (v) such assignment shall not result in any increased costs which must be paid by the Borrowers (including, without limitation, any amounts payable under Sections 2.8, 2.10, 2.15 and 3.4 hereof) and



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          (vi) the assignee, if it shall not be a Bank, shall deliver to the
     Administrative Agent an Administrative Questionnaire.

     Upon acceptance and recording pursuant to paragraph (e) of this Section 11.3, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five Business Days after the execution thereof, unless the Administrative Agent shall otherwise agree) (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, become and have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the interest assigned pursuant to such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, 2.10,
2.15 and 3.4, as well as to any fees or other amounts accrued to its account but unpaid on such date.

         (c) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

          (i) such assigning Bank warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Pro Rata Share of the Commitment and the total outstanding balance of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance,

          (ii) except as set forth in clause (i) above, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Documents or any other instrument or document furnished pursuant hereto, or to the financial condition of any Loan Party, or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto,

          (iii) such assignee represents and warrants that it is legally authorized to execute and deliver the Assignment and Acceptance,

          (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.11 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;




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          (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and

          (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

     Effective upon the assignment of an interest hereunder, Annex I hereto shall be amended by the Administrative Agent to reflect such assignment.

         (d) The Administrative Agent shall maintain at one of its offices in California a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms thereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error, and Holdings and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Administrative Agent and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and a permitted assignee subject to such assignment, the processing and recordation fee referred to in paragraph (b) above and the written consent of the Borrowers to such assignment if required pursuant to paragraph (b) above, the Administrative Agent shall

          (i) accept such Assignment and Acceptance,

          (ii) record the information contained therein in the Register, and

          (iii) give prompt notice thereof to the Banks and the Borrowers.

         (f) Each Bank may without the consent of any Loan Party or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, however, that

          (i) such Bank's obligations under this Agreement (including its Pro Rata Share of the Commitment) shall remain unchanged,

          (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations,

          (iii) the participating banks or other entities shall be entitled to the benefit of the cost and yield protection provisions contained in Sections 2.8, 2.10, 2.15



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     and 3.4 to the same extent that the Bank from which such participating bank or other entity acquired its participation would be entitled to the benefit of such cost protection provisions (but shall not, in the aggregate, be entitled to receive payments under such Sections in amounts in excess of the payments which would have been made to the selling Bank had such participations not been sold) and

          (iv) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of Holdings or the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to reducing any Fees payable hereunder or reduce the amount of principal of or decrease the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans and increasing or extending the Commitment).

         (g) Any Bank or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.3, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings and any Subsidiary furnished to such Bank by or on behalf of Holdings and such Subsidiary; provided, however, that, prior to any such disclosure of information designated by Holdings or any Subsidiary as confidential, each such assignee or participant or proposed assignee or proposed participant shall execute an agreement whereby such Person shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information and to use such information solely for purposes related to this Agreement.

         (h) Any Bank may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided, however, that no such assignment shall release a Bank from any of its obligations hereunder.

         (i) No Loan Party shall assign or delegate any of its rights or duties hereunder without the prior written consent of all of the Banks and any purported assignment or delegation without such consent shall be null and void and shall be given no force and effect.

11.4 EXPENSES OF THE LENDER PARTIES.

     The US Borrower agrees to pay all reasonable out-of-pocket expenses reasonably incurred by the Administrative Agent and the Collateral Agent associated with the arrangement of the credit facilities hereunder (including printing, duplicating, mailing, advertising and similar expenses), the preparation, execution and delivery of this Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated), and in connection with the transactions contemplated by Section
5.4 and the definition of Permitted Subsidiary Indebtedness contained in Section
1.1 and the deliveries contemplated by Sections 5.5 and 6.16, or reasonably incurred by any Lender Party in connection with the enforcement or protection of its rights under this Agreement, any other Loan Document or the Loans made and Letters of Credit issued hereunder, including, but not limited to, the reasonable fees and disbursements of Pillsbury Winthrop LLP, special counsel for the Administrative Agent and the




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Collateral Agent, and the reasonable fees and disbursements of foreign counsel to the Administrative Agent and the Collateral Agent in connection with any Foreign Borrower, any foreign stock Collateral (including pursuant to Section 6.16) and any foreign tax analysis, and in connection with such enforcement or protection, the reasonable fees and disbursements of other counsel (including in-house counsel) for the Banks. All amounts due under this Section 11.4 shall be payable within 15 Business Days after demand by any Lender Party therefor.

11.5 INDEMNIFICATION.

         (a) General. The US Borrower hereby agrees to indemnify and hold harmless the Lender Parties and each of their respective officers, directors, employees, counsel and agents (each, an "Indemnified Person") from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject (excluding any losses, claims, damages and liabilities to the extent arising from gross negligence, willful misconduct, fraud or breach of fiduciary duty owed to third parties on the part of such Indemnified Person or arising from any assertion, putative or otherwise, as to the legal capacity or authority of any Indemnified Person to execute and deliver this Agreement or in respect of any law governing the corporate powers of any Indemnified Person to perform its obligations hereunder) arising out of this Agreement, any other Loan Document, the Facility or any Loans, Letters of Credit or other financial accommodations thereunder, the use of the proceeds of any such Loans, Letters of Credit or financial accommodations, the breach of any representation or covenant contained herein or in any other Loan Document, any act or omission by the Administrative Agent or the Collateral Agent in connection herewith or with any of the foregoing (including any claim asserted in any litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto), and to reimburse each Indemnified Person, within 15 Business Days after written demand, for all legal and other expenses incurred in connection with investigating or defending any of the foregoing. The foregoing indemnity obligation shall not, as to any Indemnified Person, apply to any loss, claim, damage or liability (i) incurred by any Indemnified Person against any other Indemnified Person hereunder, (ii) arising from the breach by any Indemnified Person of any of its obligations to Holdings or the Borrowers hereunder or (iii) arising out of any commitment made by any Indemnified Person which would be breached by performance of such Indemnified Person's obligations hereunder. Each Indemnified Person will provide prompt written notice to the US Borrower of its assertion of any claim or the commencement of any legal action or proceeding against such Indemnified Person related to the Facility or the transactions contemplated hereby.

         (b) Environmental Indemnity. The US Borrower hereby agrees to indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable fees and expenses of counsel and the allocated cost of internal counsel), which may be incurred by or asserted against an Indemnified Person in connection with or arising out of any Environmental Claim arising out of or related to any property owned or operated by, any operation of, or the conduct of business by any Borrower or any of its Subsidiaries. No action taken by legal counsel chosen by any Lender Party in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair any Borrower's obligation and duties hereunder to indemnify and hold harmless the Indemnified Persons. In no event shall site visit,




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observation, or testing by any Lender Party be a representation that Hazardous
Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any law, regulation, or ordinance pertaining to Hazardous Materials or any other Applicable Law. Neither any Loan Party nor any other party is entitled to rely on any site visit, observation, or testing by any Lender Party. Except as may be required by Applicable Law, no Lender Party owes any duty of care to protect Holdings or any Subsidiary or any other party against, or to inform Holdings or any Subsidiary or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Except as may be required by Applicable Law, no Lender Party shall be obligated to disclose to Holdings or any Subsidiary or any other party any report or findings made as a result of, or in connection with, any site visit, observation, or testing by any Lender Party.

         (c) The provisions of this Section 11.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Lender Party. All amounts due under this Section 11.5 shall be payable within 15 Business Days after written demand therefor.

         (d) To the extent permitted by applicable law, neither Holdings nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

11.6 GOVERNING LAW.

         (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

         (b) For all purposes of this Agreement or any other Loan Document, and for all purposes of any suit or proceeding arising out of or relating to the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment, each Loan Party and each Lender Party hereby submits to the personal jurisdiction of the courts of the State of California and the federal courts of the United States for the Central District of California, and any appellate court from any such state or federal court, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such California court or, to the extent permitted by law, in such federal court. Each Borrower, Holdings, and each Lender Party hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender Party or any Borrower may otherwise have to bring any action or proceeding relating to this Agreement or any related matter against any Borrower or its properties in the case of the Lender Party, or against any Lender Party, or their respective properties in the case of any Borrower, in the courts of any jurisdiction.



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         (c) Each Borrower, Holdings and each Lender Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so,

          (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any California State court or the courts of the United States of America for the Central District of California, and appellate courts from any thereof and

          (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Each Borrower and each Lender Party hereby irrevocably consents to service of process by registered United States mail, return receipt requested, as provided in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.7 WAIVER OF JURY TRIAL.

     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.8 WAIVERS; AMENDMENTS.

         (a) No failure or delay of any Lender Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Each Bank shall be bound by any amendment, modification, waiver or consent authorized as provided herein.



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         (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Majority Banks or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (or, if applicable, the Collateral Agent) and Holdings, the Borrowers or the Subsidiaries that are parties thereto, in each case with the consent of the Majority Banks; provided, however, that no such agreement shall

          (i) change the principal amount of, or extend the maturity of or any date for the payment of any Loan or any Fee or Reimbursement Obligation or waive or excuse any such payment or any part thereof, increase any Bank's Pro Rata Share of the Commitment, amend or modify the provisions of Sections 2.12 and 2.13 in a manner that would alter pro rata sharing of payments required thereby or decrease the rate of interest on any Loan, without the written consent of each Bank affected thereby,

          (ii) amend or modify the provisions of this Section 11.8 or the definition of "Majority Banks", without the written consent of each Bank, or

          (iii) release any Parent Guarantor from the Parent Guaranty, release any Subsidiary Guarantor from the Subsidiary Guaranty Agreement or release any material part of the Collateral (except as expressly permitted by the applicable Financing Document) without the written consent of each Bank; and provided, further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent under this Agreement or any other Loan Document without the written consent of the Administrative Agent and Collateral Agent, respectively, or change the Issuing Bank's rights and obligations thereunder without the consent of the Issuing Bank; and provided, further, that the Issuing Bank may cease to be the Issuing Bank by agreement between the Issuing Bank and the US Borrower (which shall not unreasonably withhold consent to any proposed resignation by the Issuing Bank).

11.9 SEVERABILITY.

     In the event any one or more of the provisions contained in this Agreement or other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.10 COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be received by the Administrative Agent, the Collateral Agent, Holdings and the Borrowers. Delivery of an executed counterpart of a signature page of this




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Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 HEADINGS.

     Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

11.12 OBLIGATIONS OF LENDER PARTIES SEVERAL.

     The rights and obligations of the Lender Parties under this Agreement and the other Loan Documents are several and not joint. Nothing contained in this Agreement or any other Loan Document and no action taken by any Lender Party or any Borrower pursuant hereto or thereto shall be deemed to constitute the Lender Parties as a partnership, association, joint venture or other entity.

11.13 ENTIRE AGREEMENT.

     This Agreement, together with the agreements and documents referred to herein contain the entire agreement of the parties and supersedes any and all prior agreements among the parties with respect to the subject matter hereof.

11.14 CONFIDENTIALITY.

         (a) Each Lender Party agrees to keep confidential (and to cause its respective officers, directors, employees, agents, representatives and Affiliates to keep confidential) the Information (as defined below), except that any Lender Parry shall be permitted to disclose Information:

          (i) to such of its officers, directors, employees, agents, representatives and Affiliates (including outside counsel) as need to know such Information;

          (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (provided that such Lender Party shall, except for Information requested by any such bank regulatory authority, promptly notify the Borrowers (to the extent practicable and lawful, notice shall be given to the Borrowers before such disclosure is made so as to permit the Borrowers to seek a protective order) of the circumstances and content of each such disclosure and shall request confidential treatment of any Information so disclosed);

          (iii) to the extent such Information

               (A) becomes publicly available other than as a result of a breach of this Agreement,

               (B) becomes available to such Lender Party on a non-confidential basis from a source other than the Borrowers or their Affiliates, or




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               (C) was available to such Lender Party on a non-confidential basis prior to its disclosure to such Lender Party by the Borrowers or their Affiliates; or

          (iv) to the extent any Borrower shall have consented to such disclosure in writing. As used in this Section 11.14, as to any Lender Party, "Information" shall mean any financial statements, materials, documents and other information that the Borrowers or any of their Affiliates may have furnished or may hereafter furnish to the Lender Parties in connection with this Agreement or any other materials prepared by any such person from any of the foregoing.

         (b) Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15 INTEREST RATE LIMITATION.

     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Bank.

11.16 CONVERSION OF CURRENCIES. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one Currency into another Currency, each party hereto agrees that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first Currency could be purchased with such other Currency on the Business Day immediately preceding the day on which final judgment is given. The obligation of a Borrower in respect of any sum due to any Bank (the "Applicable Bank") shall, notwithstanding any judgment in a Currency (the "Judgment Currency") other than the Currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Applicable Bank of any sum adjudged to be so due in the Judgment Currency, the Applicable Bank may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Bank in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Bank against such loss. The obligations of the Borrowers contained in this




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Section 11.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

                                      *****


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                                        S-1
20427695
           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                     MINERALS HOLDINGS INC.


                                     By: /s/ John Oskam
                                       -----------------------------------------
                                       Name:   John Oskam
                                       Title:  President

                                     WORLD MINERALS INC.


                                     By:  /s/ John F. Liechty
                                       -----------------------------------------
                                       Name:   John F. Liechty
                                       Title:  Senior Vice President

                                   UNION BANK OF CALIFORNIA, N.A.,
                                   individually and as Administrative Agent,
                                   Collateral Agent and Issuing Bank




                                   By:  /s/ R.J. Salmon
                                      ------------------------------------------
                                      Name:   R.J. Salmon
                                      Title:  Vice President

                                     BANK OF THE WEST


                                     By:  /s/ Bruce A. Hendricks
                                        ----------------------------------------
                                        Name:  Bruce A. Hendricks
                                        Title: Vice President & Senior
                                               Relationship Manager

                                   LASALLE BANK NATIONAL ASSOCIATION


                                   By:  /s/ Henry J. Munez
                                      ------------------------------------------
                                      Name:   Henry J. Munez
                                      Title:  First Vice President

                                   COMERICA WEST INCORPORATED

                                   By:  /s/ Elise Walker
                                      ------------------------------------------
                                      Name:   Elise Walker
                                      Title:  Assistant Vice President

                                   JPMORGAN CHASE BANK


                                   By:        /s/ Joseph O. Eitel
                                      ------------------------------------------
                                      Name:  Joseph O. Eitel
                                      Title: Vice President

                                   BANK LEUMI USA


                                   By:    /s/ Joung Hee Hong
                                      ------------------------------------------
                                      Name:   Joung Hee Hong
                                      Title:  Vice President

                                   SANTA BARBARA BANK & TRUST


                                   By:     /s/ Karl McClain
                                      ------------------------------------------
                                      Name:    Karl McClain
                                      Title:   Senior Vice President